Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

Hotspurs Holdings LLC,

Hotspurs Acquisition Corporation

and

FirstCity Financial Corporation

December 20, 2012

i

4.24	Portfolio Assets	36
4.25	Independent Investigation	37

Article V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY		37
5.1	Organization	37
5.2	Authorization	37
5.3	Approvals	38
5.4	No Violation	38
5.5	Litigation	39
5.6	Financing	39
5.7	Guarantee	40
5.8	Absence of Arrangements with Management	40
5.9	Disclosure Documents	40
5.10	Ownership	41
5.11	Brokers	41
5.12	Independent Investigation	41

Article VI. COVENANTS		41
6.1	Affirmative Covenants	41
6.2	Negative Covenants	42
6.3	No Solicitation	47
6.4	Notices of Certain Events; Consultation	51
6.5	Financing	52
6.6	Parent Guarantee	52
6.7	Director and Officer Liability	53
6.8	Access and Information	54
6.9	Meeting of the Company’s Stockholders	55
6.10	Proxy Statement and Schedule 13E-3	56
6.11	Efforts	56
6.12	Public Announcements	58
6.13	Stock Exchange De-listing	59
6.14	Defense of Litigation	59
6.15	State Takeover Statutes	59
6.16	Employee Matters	59
6.17	Amendment of Stock Options and Stock Awards	60
6.18	Rule 16b-3	60
6.19	FIRPTA Certificate	61
6.20	Future Transactions	61

Article VII. CONDITIONS TO THE MERGER		61
7.1	Conditions to the Obligations of Each Party	61
7.2	Conditions to the Obligations of the Parent and Merger Subsidiary	61
7.3	Conditions to the Obligations of the Company	62
7.4	Frustration of Closing Conditions	63

Article VIII. TERMINATION		63

ii

8.1	Termination	63
8.2	Effect of Termination	65
8.3	Termination Fees; Expenses	66

Article IX. MISCELLANEOUS		70
9.1	Notices	70
9.2	Survival of Representations and Warranties and Agreements	71
9.3	Amendments; No Waivers	71
9.4	Successors and Assigns	72
9.5	Governing Law, Jurisdiction, Etc.	72
9.6	Counterparts; Effectiveness	73
9.7	Entire Agreement	73
9.8	Headings	74
9.9	Severability	74
9.10	Waiver of Jury Trial	74
9.11	Specific Performance	74
9.12	Limitations on Warranties	75
9.13	No Waiver	76

Exhibit A — Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of December 20, 2012, by and among Hotspurs Holdings LLC, a Delaware limited liability company (“Parent”), Hotspurs Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), and FirstCity Financial Corporation, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company have (i) declared advisable and approved this Agreement and the merger of Merger Subsidiary with and into the Company in which the Company would become a wholly-owned Subsidiary of Parent, as set forth below (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement and (ii) deemed it in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement and recommended that this Agreement be adopted by the stockholders of Merger Subsidiary and the Company, as the case may be;

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, The Värde Fund X (Master), L.P., Värde Investment Partners, L.P., Värde Investment Partners (Offshore) Master, L.P. and The Värde Fund VI-A, L.P. (together, the “Sponsors”) and Parent have entered into the Equity Commitment Letter (as defined below), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain parties (the “Guarantors”) are entering into a limited guarantee in favor of the Company, dated as of the date hereof (the “Guarantee”), with respect to certain obligations of Parent and Merger Subsidiary under this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, certain of the Company’s stockholders have delivered to Parent a support agreement (the “Support Agreement”), dated as of the date hereof, providing that such stockholders have, among other things, agreed to support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Subsidiary and the Company agree as follows:

ARTICLE I.
DEFINITIONS

1.1                               Definitions.

When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

“ABL” means American Business Lending, Inc.

“Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination transaction directly or indirectly involving the Company or any of its Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company or its Subsidiaries that generates 15% or more of the Company’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of the Company and its Subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance or sale by the Company of 15% or more of the Shares or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions; provided, that the term “Acquisition Proposal” shall not include any of the Divestment Transactions.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Only for purposes of this Agreement and all other agreements and instruments that expressly incorporate the defined terms contained in this Agreement, the term “Affiliate” when used with respect to either Parent or Merger Subsidiary does not include the Company or any other Person directly or indirectly controlling, controlled by, or under common control with the Company. Only for purposes of this Agreement and all other agreements and instruments that expressly incorporate the defined terms contained in this Agreement, the term “Affiliate” when used with respect to the Company does not include Värde Partners, Inc. or any other Person directly or indirectly controlling, controlled by, or under common control with Värde Partners, Inc.

“Affiliate Transaction” shall have the meaning set forth in Section 4.20.

“Agreement” shall have the meaning set forth in the opening paragraph.

“Authorization” shall mean any and all permits, licenses, authorizations, franchises, orders, certificates, registrations or other approvals granted by any Governmental Authority.

“Benefit Plans” shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus or other equity compensation, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, retention, employment, vacation, holiday, sick leave, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement or with respect to which such Person or any of its Subsidiaries may have any liability; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage policies, (b) workers’ compensation insurance and (c) directors and officers liability insurance.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person.

“Book-Entry Shares” shall have the meaning set forth in Section 3.2(a).

“Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m.  through 12:00 midnight Eastern time; provided, that for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

“Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of incorporation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(c).

“Certificates” shall have the meaning set forth in Section 3.2(b).

“Change of Board Recommendation” shall have the meaning set forth in Section 6.3(e).

“Closing” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.1(b).

“COBRA” shall have the meaning set forth in Section 4.13(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.

“Company” shall have the meaning set forth in the opening paragraph.

“Company Approvals” shall have the meaning set forth in Section 4.5.

“Company Benefit Plans” shall mean Benefit Plans with respect to the Company or any of its Subsidiaries.

“Company Board Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company Disclosure Documents” shall have the meaning set forth in Section 4.23(a).

“Company Intellectual Property” shall have the meaning set forth in Section 4.17.

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence that (a) is materially adverse to the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, that for purposes of clause (a) none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i)  changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, to the extent such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (ii) changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism) or natural disasters, in each case, in the United States or elsewhere in which the Company and its Subsidiaries conduct their business, to the extent such events do not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iv) changes that affect the financial services industry generally (including regulatory changes affecting the financial services industry generally), to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the financial services industry, (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company (provided, that the facts and circumstances giving rise to such changes shall not be excluded under this clause (v)), (vi) any failure by the Company to meet any published or internally prepared earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties) (provided, that the facts and circumstances giving rise to such failure shall not be excluded under this clause (vi)), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world where the Company or any of its Subsidiaries operate to the extent that such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (viii) any changes in GAAP or accounting standards or interpretations thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (ix) the Company’s failure to maintain the listing of the Shares on the NASDAQ Global Select Market as a result of the trading price of the Shares (provided, that the facts and circumstances giving rise to such failures shall not be excluded under this clause (ix)) or (x) any change or effect from the announcement or pendency of this Agreement or the Merger.

“Company Preferred Stock” shall mean the Optional Preferred Stock of the Company, par value $0.01 per share.

“Company Related Parties” shall have the meaning set forth in Section 8.3(f)(ii).

“Company Restricted Shares” shall mean each award of restricted Shares.

“Company Stock Option” shall have the meaning set forth in Section 3.3(a).

“Company Stock Plans” shall mean the Company’s (i) 2004 Stock Option and Award Plan, (ii) 2006 Stock Option and Award Plan and (iii) 2010 Stock Option and Award Plan, each as amended through the date hereof.

“Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2011 included in the Company’s Consolidated Financial Statements.

“Company’s Consolidated Financial Statements” shall mean (i) the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2010 and 2011 and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income (loss) for the fiscal years ended December 31, 2009, 2010 and 2011, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries at September 30, 2012 and 2011 and the unaudited consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income (loss) for the nine months ended September 30, 2012 and 2011, together with the notes thereto and included in the Company’s Current Year’s SEC Reports.

“Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to Parent prior to the execution of this Agreement and certified by a duly authorized officer of the Company, which identifies (i) exceptions to the Company’s representations and warranties contained in Article IV and (ii) the other matters set forth therein.

“Confidentiality Agreement” shall mean that certain confidentiality agreement among Värde Partners, Inc., Värde Investment Partners, Inc. and the Company dated July 17, 2012, as amended on August 17, 2012.

“Continuing Employee” shall mean the individuals who were employees of the Company or a Subsidiary of the Company immediately prior to the Effective Time and who continue employment with the Surviving Corporation, Parent, or a Subsidiary or Affiliate of the Company or Parent from and after the Effective Time.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other voting securities or as trustee or executor, by contract or credit arrangement or otherwise.  Only for purposes of this Agreement and all other agreements and instruments that expressly incorporate the defined terms contained in this Agreement, the term “Control” (including the terms “controlled,” “controlled by” and “under common control with”) when used with respect to either Parent or Merger Subsidiary does not include the Company and any other Person directly or indirectly controlling, controlled by, or under common control with the Company. Only for purposes of this and all other agreements and instruments that expressly incorporate the defined terms contained in this Agreement, the term “Control” (including the terms “controlled,” “controlled by” and “under common control with”) when used with respect to the Company does not include Värde Partners, Inc. and any other Person directly or indirectly controlling, controlled by, or under common control with Värde Partners, Inc.

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Covered Matters” shall have the meaning set forth in Section 9.5(b).

“Covered Party” shall have the meaning set forth in Section 9.5(d).

“CSFC” means CapitalSpring Finance Company, LLC.

“Current Company Benefit Plans” shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, as of the date of this Agreement.

“Current Year’s SEC Reports” of a Person shall mean SEC Reports filed or required to be filed by such Person since December 31, 2011.

“D&O Insurance” shall have the meaning set forth in Section 6.7(b).

“Delaware Secretary of State” shall have the meaning set forth in Section 2.1(c).

“DGCL” shall have the meaning set forth in the recitals.

“Disbursing Agent” shall have the meaning set forth in Section 3.2(a).

“Disclosed Conditions” shall have the meaning set forth in Section 5.6(e).

“Dissenting Shares” shall have the meaning set forth in Section 3.4(a).

“Divestment Transactions” shall have the meaning set forth in Section 1.1(c) of the Company’s Disclosure Letter.

“Effective Time” shall have the meaning set forth in Section 2.1(c).

“End Date” shall have the meaning set forth in Section 8.1(b).

“Environmental Law or Laws” shall mean any and all laws, statutes, regulations, ordinances or rules of the United States, any state of the United States, any foreign country and any political subdivision thereof pertaining to the protection of the environment currently in effect and applicable to a specified Person and its Subsidiaries, including, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Atomic Energy Act, the National Environmental Policy Act, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, and any state or local Laws implementing or analogous to the foregoing federal Laws.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“Equity Financing” shall have the meaning set forth in Section 5.6(a).

“Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and is currently treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing Loan Facilities” shall mean those loan facilities of the Company and its Subsidiaries listed in Section 1.1(a) of the Company’s Disclosure Letter.

“Expenses” shall mean all reasonable out of pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party thereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“FCBL” means FirstCity Business Lending Corporation.

“GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time applied on a consistent basis.

“Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

“Guarantee” shall have the meaning set forth in the recitals.

“Guarantors” shall have the meaning set forth in the recitals.

“Hazardous Substance” shall have the meaning specified in CERCLA for “hazardous substance”; provided, however, that, to the extent the Environmental Law of the country, state or locality in which the property is located establishes a meaning for “hazardous substance” that is broader than that specified in CERCLA, such broader meaning shall apply with respect to that country, state or locality, and the term “hazardous substance” shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, friable asbestos-containing materials, lead-based paint, radiation, mold and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

“Immaterial Entity” shall mean each Person listed in Section 1.1(b) of the Company’s Disclosure Letter; provided, that if any such Person has assets with an aggregate fair market value of $100,000 or more, such Person shall cease to constitute an Immaterial Entity.

“Indemnified Parties” shall have the meaning set forth in Section 6.7(a).

“Intellectual Property” shall mean all intellectual property rights, whether registered or not, including: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), pending patent applications, and issued patents; (ii) trademarks, trademark registrations and applications, trade dress, packaging design, internet domain names, business or corporate names, and associated goodwill; (iii) copyrights and copyright registrations and applications; (iv) industrial design registrations and applications; and (v) trade secrets.

“Interim Period” shall have the meaning set forth in Section 6.1.

“Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of the Company as of the date of this Agreement (or if known, the material consequences of which were not known by the Board of Directors of the Company and were not reasonably foreseeable, in each case, as of the date hereof), which material event, fact, circumstance, development or occurrence or material consequence becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote; provided, however, that, in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to either the Company or Parent, the actual knowledge of any executive officer of such party.

“Law” shall mean all laws, statutes, ordinances and Regulations of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

“Legal Proceeding” shall mean any judicial, administrative, regulatory or arbitral action, suit, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before any Governmental Authority.

“Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

“Management Agreements” shall mean each of the employment contracts, dated as of the date hereof, between Parent and Terry R. Dewitt, Mark B. Horrell and James C. Holmes.

“Material Contract” shall mean each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that (a) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination, or (b) is described below:

(a)                                 Any collective bargaining agreement or other contract with any labor union, collective bargaining representative, works council, or other form of employee representative;

(b)                                 any contract, agreement or understanding limiting or restricting the freedom of the Company or any of its Subsidiaries with any Person (other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC) (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region; provided, that this clause (b) shall not apply to (1) any broker agreement that contains a commission or fee arrangement providing for commissions or fees from the Company or its Subsidiaries, in each case, in amounts that do not exceed the amounts of commissions or fees for similar services customarily paid by similarly situated participants in the industries or markets in which the Company or any of its Subsidiaries operate or (2) any confidentiality agreement arising in the ordinary course of business consistent with past practice;

(c)                                  any lease or similar agreement under which the Company or any of its Subsidiaries (excluding any REO Affiliate) is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $50,000, in each case; provided, that this clause (c) shall not include any lease or similar agreement with respect to the assets owned by CityCap Equipment Finance LLC as of the date hereof;

(d)                                 any contract, agreement, understanding or instrument relating to (A) any outstanding loan or advance by the Company or any of its Subsidiaries to employees other than a normally incurred business expenses or (B) trade receivables, other than arising in the ordinary course of business consistent with past practice;

(e)                                  any partnership, joint venture or profit sharing agreement with any Person (other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC, and other than with the Company or any of its wholly-owned Subsidiaries (provided, that the Company or such wholly-owned Subsidiary is the only other party to the agreement)), which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year or is expected to generate net revenues to the Company or its Subsidiaries during the current fiscal year of $500,000 or more;

(f)                                   any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer, director or consultant thereof;

(g)                                  any contract, agreement, letter of intent or understanding relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets having a book value in excess of $500,000;

(h)                                 contracts, agreements or understandings relating to any outstanding commitment for capital expenditures in excess of $50,000;

(i)                                     contracts, agreements or understandings containing provisions applicable upon a change of control of the Company or any of its Subsidiaries;

(j)                                    contracts, agreements or understandings with former or present directors or officers;

(k)                                 confidentiality or standstill agreements with any Person (other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC) that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions that were entered into in connection with the consideration by the Company or any of its

Subsidiaries of any material acquisition of assets or Equity Securities; provided, that this clause (k) shall not apply to any confidentiality agreement arising in the ordinary course of business consistent with past practice related to the purchase or sale of Portfolio Assets;

(l)                                     any notes, mortgages, indentures, guarantees, loan or credit agreements, security agreements, subordination agreements or other agreements or instruments relating to the borrowing by the Company or any of its Subsidiaries of money involving amounts in excess of $250,000;

(m)                             any notes, mortgages, indentures, guarantees, loan or credit agreements, security agreements, subordination agreements or other material agreements or instruments with any Person (other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC) in connection with the extension of credit with respect to any Portfolio Asset or any loan by ABL with a book value in excess of $750,000; provided, that with respect to loans by ABL, such book value shall be determined after giving effect to the sale of any guaranteed portion thereof in the ordinary course of business consistent with past practice;

(n)                                 except for contracts, agreements or understandings the subject matter of which are subject to any of the clauses (a) through (m) above (which exception includes any contracts, agreements or understandings the subject matter of which is described in any of clauses (a) through (m) that fails to meet all of the requirements of such clause because of a failure to satisfy a dollar amount threshold, the identity of the counterparty to such contract, agreement or understanding, the ordinary course nature of such contract, agreement or understanding or any other qualification set forth in such clause), any contract, agreement or understanding involving payments by or to the Company or any of its Subsidiaries with any Person (other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC) in excess of $100,000 other than in the ordinary course of business consistent with past practice; and

(o)                                 any other agreement which is material to the Company and its Subsidiaries taken as a whole with any Person (other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Subsidiary” shall have the meaning set forth in the opening paragraph.

“New Special Preferred Stock” shall mean the New Special Preferred Stock of the Company, par value $0.01 per share.

“Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option immediately prior to the Effective Time.

“Order” shall mean any judgment, order or decree of any Court or other Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

“Parent” shall have the meaning set forth in the opening paragraph.

“Parent Approvals” shall have the meaning set forth in Section 5.3.

“Parent Benefit Plans” shall have the meaning set forth in Section 6.16(b).

“Parent Related Parties” shall have the meaning set forth in Section 8.3(f)(i).

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(d).

“Payee” shall have the meaning set forth in Section 8.3(b).

“Permitted Liens” means

(a)                                 Liens reflected in the Company’s Consolidated Balance Sheet or disclosed in the notes to the Company’s Consolidated Financial Statements in the Company’s Current Year’s SEC Reports;

(b)                                 Liens created pursuant to, and in accordance with, the loan documents in favor of the lenders under the Existing Loan Facilities to secure the obligations under the Existing Loan Facilities;

(c)                                  zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of the business thereon;

(d)                                 easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon;

(e)                                  Liens for current Taxes or assessments not yet delinquent or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate accruals or reserves have been established on the Company’s Consolidated Balance Sheet in accordance with GAAP;

(f)                                   any statutory landlord’s, materialman’s, mechanic’s, repairman’s, employee’s, contractor’s or other similar Liens or charges relating to obligations not yet delinquent incurred in the ordinary course of business of the Company or its Subsidiaries consistent with past practice;

(g)                                  Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business of the Company or its Subsidiaries consistent with past practice; and

(h)                                 Liens that do not exceed $25,000 individually or $250,000 in the aggregate and that do not materially impair the continued use and operation of the assets to which they relate.

“Person” shall mean (a) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (b) any “person” for purposes of Section 13(d)(3) of the Exchange Act.

“Portfolio Asset” shall mean an under-performing loan, non-performing loan, performing loan, unsecured loan, leases or real estate, generally acquired at a discount to the legal principal balance or appraised value and also includes real estate owned by an REO Affiliate.

“Proxy Statement” shall have the meaning as set forth in Section 4.23(a).

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the Stock Exchange.

“Regulatory Law” shall have the meaning set forth in Section 6.11(e).

“Release” shall have the meaning specified in CERCLA for “release.”

“REO Affiliate” shall mean a Person, which is a corporation, limited liability company or partnership, of which at least 50% of the equity interests of such Person are owned by a Subsidiary of the Company (herein the “REO Owner”), which Person has been established solely to acquire, from the REO Owner or a seller from which such REO Owner was acquiring other assets, title to (and owns no assets other than) parcels of real property (or distressed notes secured by real property for purposes of obtaining title to real property securing such loans).

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

“Required Action”  shall have the meaning set forth in Section 5.2(a).

“Required Company Vote” shall have the meaning as set forth in Section 4.4(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.

“Schedule 13E-3” shall mean the Rule 13E-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time and including any document incorporated by reference therein) relating to this Agreement and the transactions contemplated hereby, including the Merger, to be jointly filed by the parties hereto and all other filing Persons required by the rules and regulations of the SEC.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the SEC pursuant to the Securities Act or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Shares” shall mean the common stock, par value $.01 per share, of the Company.

“Sponsors” shall have the meaning set forth in the recitals.

“Standstill Agreement” shall have the meaning set forth in Section 6.3(b).

“Stock Exchange” shall mean The NASDAQ Global Select Market.

“Stockholders Meeting” shall have the meaning set forth in Section 6.9.

“Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of or otherwise elect a majority of the Board of Directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management. Only for purposes of this Agreement and all other agreements and instruments that expressly incorporate the defined terms contained in this Agreement, the term “Subsidiary” when used with respect to the Company or any of its other Subsidiaries shall not include VFC Partners 5 LLC or VFC Properties 5 LLC.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3 made by a third party on terms which the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent, including pursuant to Section 6.3(e)(C)), (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed; provided, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Support Agreement” shall have the meaning set forth in the recitals.

“Surviving Bylaws” shall have the meaning set forth in Section 2.3.

“Surviving Charter” shall have the meaning set forth in Section 2.2.

“Surviving Corporation” shall have the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” shall mean all income, ad valorem, excise, withholding, social security, stamp, value added, gross receipts, premiums, real property, personal property (tangible and intangible), environmental, production/severance, unclaimed property, windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, payroll, franchise and other taxes or charges, imposts, tariffs, fees and levies of any kind whatsoever imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns” shall have the meaning set forth in Section 4.14(a).

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

“willful and material breach” shall have the meaning set forth in Section 8.2.

1.2                               Interpretation.

In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)                                       references to Articles, Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to articles, sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b)                                       references to any Person include references to such Person’s successors and permitted assigns;

(c)                                        words importing the singular include the plural and vice versa;

(d)                                       words importing one gender include the other gender;

(e)                                        references to the word “including” shall be deemed to be followed by the words “without limitation” in each case where such words do not follow the word “including”;

(f)                                         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)                                        references to “$” or “dollars” refer to U.S. dollars; and

(h)                                       a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II.
THE MERGER

2.1                               The Merger.

(a)                                       Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time.  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

(b)                                       The closing of the Merger (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, located at 201 Main Street, Fort Worth, Texas, at 10:00 a.m. (Fort Worth, Texas time) on a date to be specified by Parent and the Company, which shall be no later than the second (2nd) Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date, time, or place is agreed to in writing by Parent and the Company (the date on which such Closing actually occurs is referred to as the “Closing Date”).

(c)                                        Upon the terms and subject to the conditions set forth in Article VII, on the Closing Date, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL.  The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(d)                                       The Merger shall have the effects specified under the DGCL.  At and as of the Effective Time, the Company shall be a direct, wholly-owned Subsidiary of Parent.

2.2                               Certificate of Incorporation.

At the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable Law.

2.3                               Bylaws.

The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, and all references therein to Merger Subsidiary shall become references to the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Law.

2.4                               Directors and Officers.

The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III.
CONVERSION OF SHARES

3.1                               Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a)                                       each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent or any of its wholly-owned Subsidiaries shall be canceled automatically and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b)                                       each issued and outstanding Share other than (i) Shares referred to in Section 3.1(a) and (ii) Dissenting Shares, shall be converted into the right to receive $10.00 in cash, without interest (the “Merger Consideration”).  At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c)                                        each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2                               Surrender and Payment.

(a)                                       Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon (i) surrender of certificates representing the Shares or (ii) transfer of book-entry shares which immediately prior to the Effective Time represented Shares (the “Book-Entry Shares”).  Parent will enter into a disbursing agent agreement with the Disbursing Agent, and, at or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 3.1(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”).  For purposes of determining the amount to be so deposited, Merger Subsidiary shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares.  The Disbursing Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.1(b).  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(b) shall be promptly paid to Parent.  Parent shall promptly replenish the Exchange Fund to the extent of any investment losses.  The Exchange Fund shall not be used for any other purpose.

(b)                                       Parent shall instruct the Disbursing Agent to mail promptly after the Effective Time, but in no event later than the tenth (10th) Business Day thereafter, to each Person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or Book-Entry Shares, and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.1(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon (i) surrender of a Certificate to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, or (ii) receipt of an “agents message” by the Disbursing Agent (or such other evidence, if any, of transfer as the Disbursing Agent may reasonably request), in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of such Certificate or Book-Entry Shares, less any required withholding of Taxes, and such Certificate or Book-Entry Shares shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or transfer of the Book-Entry Shares.

(c)                                        If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares surrendered or transferred is registered, it shall be a condition of payment that the Certificate or Book-Entry Shares so surrendered or transferred be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered or transferred or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(d)                                       Until surrendered or transferred, as applicable, in accordance with the provisions of this Section 3.2, all Certificates and Book-Entry Shares (other than Certificates and Book-Entry Shares representing Shares owned by Parent or any of its wholly-owned Subsidiaries, Shares held by the Company or any wholly-owned subsidiary of the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

(e)                                        At and after the Effective Time, there shall be no registration or transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law.  The Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, such Certificates or Book-Entry Shares shall represent the right to receive the Merger Consideration as provided in this Article III.  At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

(f)                                         At any time more than six (6) months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates or Book-Entry Shares (including all interest and other income received by the Disbursing Agent in respect of all such funds).  Thereafter, holders of Certificates or Book-Entry Shares shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates or transfer of the Book-Entry Shares held by them.  Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the preceding provisions of this Section 3.2, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate or Book-Entry Shares for any Merger Consideration delivered in respect of such Certificate or Book-Entry Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

3.3                               Company Stock Options and Other Payments.

(a)                                       The Company represents and warrants that each option to acquire Shares granted under any Company Stock Plan or any other agreement (each, a “Company Stock Option”), that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Effective Time pursuant to the terms of the applicable Company Stock Plan.  On the Effective Time, each Company Stock Option, without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the Option Consideration multiplied by (ii) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.  Any payment made pursuant to this Section 3.3(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement.  The Company, or the Surviving Corporation, as the

case may be, shall make the payments in respect of the Company Stock Options as promptly as practicable following the cancellation of such Company Stock Options as contemplated by this Section 3.3(a) (but in no event later than twenty (20) Business Days following the Effective Time) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $10,000.00, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant option holder.  Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.3(a) as such amounts are paid (such amount to be set forth in such written notice).  The Company shall take all requisite action so that, immediately following such payment, each Company Stock Option shall be canceled and the applicable Company Stock Plans shall be terminated.

(b)                                       Immediately prior to the Effective Time each Company Restricted Share shall vest in full.  To the extent any Shares that were formerly Company Restricted Shares have not become Dissenting Shares, upon the Effective Time, they shall be converted into the right to receive the Merger Consideration in accordance with Section 3.1(b).  Any payment made pursuant to this Section 3.3(b) to the holder of any Company Restricted Share shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws.

3.4                               Dissenting Shares.

(a)                                       Notwithstanding anything in this Agreement to the contrary (but subject to the other provisions of this Section 3.4), Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights with respect to such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but instead shall be canceled and terminated and the holder of such Dissenting Shares shall cease to have any rights with respect to Dissenting Shares other than such rights to be paid fair value of such stockholder’s Dissenting Shares as are granted pursuant to Section 262 of the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest.  Notwithstanding anything to the contrary contained in this Section 3.4, if the Merger is terminated, rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease.  The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

(b)                                       The Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company, any withdrawals of such demands received by the Company and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

3.5                               Adjustments.

If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur (other than the exercise of other Company Stock Options), including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

3.6                               Withholding Rights.

Each of the Surviving Corporation, Parent and Merger Subsidiary shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If the Surviving Corporation, Parent or Merger Subsidiary, as the case may be, so withholds such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation, Parent or Merger Subsidiary, as the case may be, made such deduction and withholding.

3.7                               Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Disbursing Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the corresponding sections of the Company’s Disclosure Letter, it being agreed that disclosure of any item in any section of the Company’s Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any other section of the Company’s Disclosure Letter and any other representation or warranty made elsewhere in Article IV, in either case, to which the relevance of such item is reasonably apparent from the face of such disclosure or (y) for any item disclosed in the Company’s SEC Reports filed since January 1, 2010 (other than any of the Company’s SEC Reports filed on or after the date hereof and excluding any risk factor disclosures and any forward-looking statements or other statements that do not contain any specific factual information with respect to any particular item or that are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Subsidiary that:

4.1                               Organization and Qualification; Subsidiaries

The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Company’s Subsidiaries is duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization.  The Company and each of its Subsidiaries has the requisite corporate or other entity power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is currently registered, or required to be registered, as an “investment company” pursuant to the Investment Company Act of 1940, as amended.

4.2                               Certificate of Incorporation and Bylaws.

Except as set forth in Section 4.2 of the Company’s Disclosure Letter, the Company has heretofore provided or made available to Parent or Merger Subsidiary a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the comparable organizational documents of each of its Subsidiaries other than its Immaterial Entities, each as amended to the date hereof.

4.3                               Capitalization.

(a)                                       The authorized capital stock of the Company consists of (i) 100,000,000 Shares, of which as of the close of business on December 14, 2012, (A) 10,556,197 Shares were issued and outstanding and (B) 1,500,000 Shares were issued and held in the treasury of the Company, (ii) 2,500,000 shares of New Special Preferred Stock, of which on the date hereof none are issued and outstanding and (iii) 100,000,000 shares of Company Preferred Stock, of which on the date hereof none are issued and outstanding.  Since December 14, 2012, no Equity Securities of the Company have been issued by the Company, except Shares issued upon exercise of outstanding Company Stock Options as set forth in Section 4.3(a) of the Company’s Disclosure Letter.  The Company does not have in effect, and is not otherwise subject to, any stockholder rights agreement or “poison pill” stockholder rights plan.

(b)                                       As of December 14, 2012, there were (i) outstanding Company Stock Options permitting the holders thereof to purchase 714,900 Shares and (ii) 868,277 Shares reserved in respect of the Company Stock Plans.  Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, each of the outstanding Equity Securities of the Company is, and each such Equity Security issuable upon the exercise of Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any pre-emptive or similar rights.  Except as set forth in Section 4.3(a) above, this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, no Equity Securities of the Company are reserved for issuance.  Except as set forth in this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, there are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries or (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries.  Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries.  Except as described in Section 4.3(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).

(c)                                        All the issued and outstanding shares of Equity Securities of each Subsidiary of the Company (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any pre-emptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens, except for Liens granted to any lender under any of the Existing Loan Facilities.

(d)                                       Except as set forth in Section 4.3(d) of the Company’s Disclosure Letter, there are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.

(e)                                        Except for Company Stock Options, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company or any of its Subsidiaries on any matter.

(f)                                         Section 4.3(f) of the Company’s Disclosure Letter sets forth as of December 14, 2012, (i) the name of each holder of a Company Stock Option together with the grant date, exercise price and the number of Shares issuable upon exercise of each such Company Stock Option, and (ii) the name of each recipient of an award of shares reserved that has not vested as of the date hereof together with the remaining vesting schedule for such award in respect of the Company Stock Plans.

4.4                               Authorization.

(a)                                       The Company has all requisite corporate power and authority to execute and deliver this Agreement, (assuming the accuracy of the representation and warranty in Section 5.10) to perform its obligations hereunder and, subject to any required approval of this Agreement and the Merger by the Required Company Vote (and assuming the accuracy of the representation and warranty in Section 5.10), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and (assuming the accuracy of the representation and warranty in Section 5.10) the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company or any of its Subsidiaries, as applicable, and (assuming the accuracy of the representation and warranty in Section 5.10) no other corporate proceedings on the part of the Company or any of its Subsidiaries, as applicable, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the Required Company Vote and the filing of appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto and assuming the accuracy of the representation and warranty in Section 5.10) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b)                                       At a meeting duly called and held, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Company Board Recommendation”).  Assuming the accuracy of the representation and warranty in Section 5.10, the affirmative vote of the holders of at least a majority of the issued and outstanding Shares to adopt this Agreement (the “Required Company Vote”) is the only vote of holders of Shares or other securities (equity or otherwise) of the Company necessary to consummate the Merger.

4.5                               Approvals.

The execution and delivery of this Agreement does not, and (assuming the accuracy of the representation and warranty in Section 5.10) consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act, the Stock Exchange and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 4.5 of the Company’s Disclosure Letter, (c) approval of this Agreement and the Merger by the Required Company Vote and (d) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Approvals”).

4.6                               No Violation.

Assuming that the Authorizations, approvals, filings and notifications described in Section 4.5 have been obtained or made, except as set forth in Section 4.6 of the Company’s Disclosure Letter, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) (assuming the accuracy of the representation and warranty in Section 5.10) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 4.6 that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

4.7                               Reports.

(a)                                       Since January 1, 2010, the Company and its Subsidiaries have timely filed all of the Company’s SEC Reports required to be filed with the SEC.  The Company’s SEC Reports filed on or prior to the date of this Agreement, giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) complied in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be and (ii) did not at the time they were filed (or if amended or supplemented, at the date of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                       The Company’s Consolidated Financial Statements (i) have been prepared in accordance with GAAP and comply as to form in all material respects with the then-applicable published Regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) as may be indicated in the notes thereto and (C) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments consistent with past practice).

(c)                                        The Company and its Subsidiaries have no liabilities or obligations (whether absolute, accrued or contingent) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations (i) reflected or reserved against in the Company’s Consolidated Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2011 or pursuant to any Material Contract, (iii) arising out of this Agreement, (iv) arising out of a change of control, or (v) that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                       The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e)                                        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(f)                                         Since January 1, 2010, neither the Company nor any of its Subsidiaries nor any director, officer, employee nor, to the Company’s Knowledge, any auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim seeking fines, penalties, damages or judicial or administrative redress, whether written or oral, regarding questionable accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls.

(g)                                        Except as set forth in Section 4.7(g) of the Company’s Disclosure Letter, there are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company’s SEC Reports.

(h)                                       Except as set forth in Section 4.7(h) of the Company’s Disclosure Letter, since January 1, 2010 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Company’s SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such Company’s SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and to the Knowledge of the Company, except as set forth in Section 4.7(h) of the

Company’s Disclosure Letter there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any of the Company’s SEC Reports (including the financial statements included therein) or registration statements of the Company or any of its Subsidiaries.

4.8                               No Material Adverse Effect; Conduct.

(a)                                       Since December 31, 2011, there has not been any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)                                       Except as set forth in Section 4.8(b) of the Company’s Disclosure Letter, since September 30, 2012, (i) each of the Company and its Subsidiaries has operated its business in all material respects in the ordinary course consistent with past practices and (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.2.

4.9                               Certain Business Practices.

Since January 1, 2010, neither the Company nor any of its Subsidiaries nor any director, officer, employee nor, to the Knowledge of the Company, agent, Representative or Affiliate of the Company or any of its Subsidiaries has (a) while acting on behalf of the Company or any of its Subsidiaries (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.10                        Certain Obligations.

(a)                                       Except for those filed as an exhibit to or disclosed in the Company’s SEC Reports filed prior to the date hereof or as set forth in Section 4.10(a)(i) and Section 4.10(a)(ii) of the Company’s Disclosure Letter, as of the date hereof, there are no Material Contracts.  The Company has provided or made available to Parent a true and complete copy of each Material Contract listed in Section 4.10(a)(i) of the Company’s Disclosure Letter.

(b)                                       Except as set forth in Section 4.10(b) of the Company’s Disclosure Letter, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) such Material Contract is valid, binding and enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies) and is in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in material breach or default thereof as of the date of this Agreement, nor has the

Company or any of its Subsidiaries received written notice that it is in material breach or default thereof and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.

4.11                        Authorizations; Compliance.

(a)                                       Except for the failure to obtain or maintain Authorizations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.

(b)                                       Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding possible non-compliance, defaults or violations of Laws or Orders, except any such possible non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.12                        Litigation.

There are no actions, suits, investigations or proceedings (including regulatory or administrative proceedings or any proceedings in arbitration) pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any present or former officer or director of the Company or any of its Subsidiaries or any other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority, except actions, suits, investigations or proceedings that are disclosed in the Company’s Current Year’s SEC Reports filed prior to the date hereof or that, individually or in the aggregate, if adversely determined have not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.13                        Employee Benefit Plans.

Each Company Benefit Plan is listed in Section 4.13 of the Company’s Disclosure Letter. True and complete copies of each of the following, to the extent applicable, have been made available to Parent with respect to each Current Company Benefit Plan: the most recent annual or other report filed with the Employee Benefits Security Administration or any other Governmental Authority; the plan document (including all amendments thereto); the trust agreement (including all amendments thereto); the most recent summary plan description; the most recent actuarial report or valuation; and the most recent determination letter or advisory opinion, issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under Section 401(a) of the Code.  Except as set forth in the Company’s SEC Reports filed prior to the date hereof or in Section 4.13 of the Company’s Disclosure Letter:

(a)                                       None of the Company Benefit Plans promises or provides retiree or post-termination medical or other retiree or post-termination welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA which has not been corrected.  Each Company Benefit Plan has been administered in compliance with its terms, and complies in all respects in form and operation, with all applicable requirements prescribed by statutes, rules and Regulations (including ERISA and the Code), and the Company, each Subsidiary of the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Benefit Plans except for such failures to administer, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All contributions required to be made by the Company, any Subsidiary of the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year.  No Company Benefit Plan is subject to, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has incurred or reasonably expects to incur any liability under, Title IV of ERISA or section 412 of the Code.  With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and filed all requisite governmental reports, including any required audit reports, and has filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan.  Except for ordinary claims for benefits submitted by participants or beneficiaries of any Company Benefit Plan, no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company or any Subsidiary of the Company, is threatened, against the Company or any Subsidiary of the Company or with respect to any such Company Benefit Plan, including, without limitation, any audit or inquiry by the IRS or United States Department of Labor.

(b)                                       Neither the Company nor any Subsidiary of the Company or ERISA Affiliate is a party to, or has made any contribution to, has incurred any obligation under or has any liability (contingent or otherwise) with respect to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.  There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code in respect of which the Company or any Subsidiaries of the Company has any liability.

(c)                                  Section 4.13(c) of the Company’s Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary of the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations promulgated thereunder) determined as of the date hereof.

(d)                                       Except as set forth in Section 4.13(d) of the Company’s Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary of the Company to any Person.

(e)                                        (i) Each of the Company and each Subsidiary of the Company is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each Subsidiary of the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law, (iii) neither the Company nor any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their respective employees, which controversies, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)                                         Neither the Company nor any of the Subsidiaries of the Company has any obligation to pay any amount or provide any benefit to any former employee or former officer, other than as required under COBRA (i) for which the Company has established a reserve for such amount on the Company’s Consolidated Balance Sheet in accordance with GAAP and (ii) pursuant to contracts entered into after December 31, 2011 and disclosed on Section 4.13(f) of the Company’s Disclosure Letter.  Except as set forth in Section 4.13(f) of the Company’s Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has any duty to bargain with any labor organization.  Except as set forth in Section 4.13(f) of the Company’s Disclosure Letter, there is no labor dispute, strike or group, work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any of their respective Representatives or employees has been found in the past year to have committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(g)                                        Except as set forth in Section 4.13(g) of the Company’s Disclosure Letter, neither the Company nor any Subsidiary of the Company (nor any officer of the Company or any Subsidiary) is a party to any agreement, contract, or arrangement that, individually or collectively, either alone or together with any other event (including the execution of and consummation of the transactions contemplated by this Agreement), could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

4.14                        Taxes.

(a)                                       Except for such matters as are set forth in Section 4.14(a) of the Company’s Disclosure Letter, (i) all federal income tax and other material returns and reports of or with respect to any Tax (“Tax Returns”) required to be filed by or with respect to any of the Company and its Subsidiaries have been duly and timely filed, (ii)  all Taxes shown on such Tax Returns and all other material Taxes owed by any of the Company and its Subsidiaries which are or have become due have been timely paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects, (iv) there are no mortgages, pledges, Liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and (v) all material Tax liabilities, to the extent not yet due and payable, have been accrued on the Company’s Consolidated Financial Statements.

(b)                                       Except as set forth in Section 4.14(b) of the Company’s Disclosure Letter, there is no material claim against the Company or any of its Subsidiaries for Taxes, and no material assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.

(c)                                        No claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that they are or may be subject to taxation in that jurisdiction.

(d)                                       Except as set forth in Section 4.14(d) of the Company’s Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or collection of any Tax of or with respect to the Company or any of its Subsidiaries.

(e)                                        Except as set forth in Section 4.14(e) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.  Parent and Merger Subsidiary will be entitled to the benefits of any item listed in Section 4.14(e) of the Company’s Disclosure Letter.

(f)                                         Except as set forth in Section 4.14(f) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or a passive foreign investment company (as defined in Section 1297 of the Code).

(g)                                        Except as set forth in Section 4.14(g) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group including the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return, as a transferee or successor, by contract, or otherwise.

(h)                                       Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355 of the Code.

(i)                                           True and complete copies of all material Tax Returns filed by the Company and/or any of its Subsidiaries for any period that is considered open for assessment under applicable Tax Laws have been provided or made available to Parent.

(j)                                          Except as set forth in Section 4.14(j) of the Company’s Disclosure Letter, there are no pending Tax audits, assessments, or proceedings in respect of the business or assets of the Company or any of its Subsidiaries.

(k)                                       Except as set forth in Section 4.14(k) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Authority with respect to Tax matters relating to the Company or any of its Subsidiaries or any of their assets or business operations.

(l)                                           Except as set forth in Section 4.14(l) of the Company’s Disclosure Letter, since January 1, 2007, neither the Company nor any of its Subsidiaries has requested or received approval to make, nor agreed to change, any Tax reporting practices, including any accounting methods.

(m)                                   Except as set forth in Section 4.14(m) of the Company’s Disclosure Letter, neither the Company, nor any of its Subsidiaries, has made any request for any ruling with regard to Taxes, which ruling, if issued, would be binding on the Company or any of its Subsidiaries.

(n)                                       Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(o)                                       Neither the Company nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(p)                                       No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any closing agreement executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States tax law) or (v) any prepaid amount received on or prior to the Closing Date.

(q)                                       No net operating losses or credits of the Company are currently limited by Section 382 or 383 of the Code and the Company has not made a covered asset acquisition under Section 901(m) of the Code that limits its use of foreign tax credits.

4.15                        Environmental Matters.

Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.15 of the Company’s Disclosure Letter, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit or proceeding by any third party, including any Governmental Authority, under any Environmental Law, (c) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company or its Subsidiaries have been obtained or filed (and all renewals thereof have been timely applied for) and are valid and currently in full force and effect and (d) there has been no Release of any Hazardous Substance into the environment by the Company or its Subsidiaries.

The Company has made available to Parent all material environmental investigations, assessments, audits, analyses or other reports in its possession or control relating to real property owned or operated by the Company or its Subsidiaries.

The representations and warranties made pursuant to this Section 4.15 are the exclusive representations and warranties by the Company or any of its Subsidiaries relating to environmental matters, Hazardous Substances, or compliance with or liability under Environmental Law.

4.16                        Insurance.

The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to the risks insured, provide coverages and related limits and deductibles which have not been exhausted or materially reduced and which the Company believes are reasonably adequate in all material respects for its business and operations.

4.17                        Intellectual Property.

The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, the Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries (the “Company Intellectual Property”), except where the failure to so own or otherwise have the right to use such Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  No Person has notified either the Company or any of its Subsidiaries that their use of Intellectual Property infringes on the rights of any Person, subject to such claims and infringements do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 4.17 of the Company’s Disclosure Letter, to the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to Intellectual Property owned by the Company or any of its Subsidiaries.  No claims are pending or, to the Knowledge of the Company, threatened alleging that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person in any Company Intellectual Property, except those claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.18                        Properties.

(a)                                       The Company and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned, used or held for use by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Liens.

(b)                                       The Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their respective businesses, and such properties and assets, are free and clear of any Liens, except for Permitted Liens or those Liens as are set forth in Section 4.18(b) of the Company’s Disclosure Letter and except where the failure to have such title would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.19                        Anti-Takeover Plan; State Takeover Statutes.

Prior to the execution of this Agreement, (assuming the accuracy of the representation and warranty in Section 5.10) the Board of Directors of the Company has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the restrictions of Section 203 of the DGCL and any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.  After giving effect to the actions of the Company’s Board of Directors described above, (assuming the accuracy of the representation and warranty in Section 5.10) no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

4.20                        Interested Party Transactions.

Except for employment contracts filed or incorporated by reference as an exhibit to an SEC Report filed prior to the date hereof or Company Benefit Plans, Section 4.20 of the Company’s Disclosure Letter sets forth a true and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which any of the Company or its Subsidiaries has any existing or future liabilities between any of the Company or its Subsidiaries, on the one hand, and, on the other hand, any (a) present or former officer or director of any of the Company or its Subsidiaries or any Person that has served as such an officer or director within the past two (2) years or any of such officer’s or director’s immediate family members or that remain in effect, (b) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries) (each an “Affiliate Transaction”).  The Company has provided or made available to Parent true and complete copies of each such contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

4.21                        Brokers.

No broker, finder or investment banker (other than Lazard Middle Market LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  Prior to the date of this Agreement, the Company has provided to Parent true and correct copies of all agreements between the Company and such parties relating to the transactions contemplated by this Agreement.

4.22                        Opinion of Financial Advisor.

The Board of Directors of the Company has received the opinion of Lazard Middle Market LLC to the effect that, as of the date of such opinion, the Merger Consideration to be paid to the holders of the Shares (other than Värde Partners, Inc., Parent, Merger Subsidiary and their respective affiliates and holders of Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders. The Company has provided, solely for informational purposes, a true and complete written copy of such opinion to Parent.

4.23                        Proxy Statement and Schedule 13E-3.

(a)                                       Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy or information statement of the Company (the “Proxy Statement”) and Schedule 13E-3 to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The representations and warranties contained in this Section 4.23(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(b)                                       The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Schedule 13E-3, as supplemented or amended, if applicable, at the time such Schedule 13E-3 or any supplement or amendment thereto is filed with the SEC and at the time of any distribution or dissemination thereof and any Company Disclosure Documents (other than the Proxy Statement) at the time such Company Disclosure Document or any supplement or amendment thereto is filed with the SEC and at the time of any distribution or dissemination thereof will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.23(b) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

4.24                        Portfolio Assets.

Each of the Portfolio Assets on the Company’s or any of its Subsidiaries’ books and records has been serviced in accordance with the Company’s servicing policies in the ordinary course of business and in accordance with terms of the applicable servicing agreements.  The Company has previously made available to Parent and Merger Subsidiary true and complete copies of its servicing policies. The amounts representing the Portfolio Assets in the Company’s SEC Reports and the financial statements filed therewith have been adjusted for impairment recognized prior to the date of such financial statements, as of their respective dates, and the allowances for loan losses for SBA Loans and Loans Receivable—Other as reflected in the Company’s SEC Reports and the financial statements (and notes thereto) are adequate under GAAP.  Since September 30, 2012, there has not occurred any event, circumstance, effect, change or occurrence that, individually or in the aggregate, required or would reasonably be expected to require the Company and its Subsidiaries, taken as a whole, to record impairment charges in an aggregate amount in excess of $10.0 million on their respective Portfolio Assets.

4.25                        Independent Investigation.

In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties provided by Parent and Merger Subsidiary in Article V, and the Company acknowledges and agrees that except for the specific representations and warranties of each of Parent and Merger Subsidiary contained in this Agreement, (i) none of Parent and Merger Subsidiary, their Affiliates or any of its or their respective stockholders, controlling Persons or Representatives makes or has made and (ii) the Company has not relied upon, any representation or warranty, either express or implied, with respect to Parent, Merger Subsidiary any of their Affiliates or their respective businesses, operations, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or otherwise made available to the Company or any of its Affiliates, stockholders or Representatives.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:

5.1                               Organization.

(a)                                       Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as it is now being conducted and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement.  Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby.  Parent owns all of the outstanding Equity Securities of Merger Subsidiary.  The copy of the limited liability company agreement of Parent and the copies of the Certificate of Incorporation and Bylaws of Merger Subsidiary that have been provided or made available to the Company are complete and correct and in full force and effect.

5.2                               Authorization.

(a)                                       Each of Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Subsidiary and consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, respectively, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by Parent as sole stockholder of Merger Subsidiary (such action, the “Required Action”).  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b)                                       The Board of Directors of Parent has by unanimous approval determined that this Agreement and the Merger are advisable and in the best interest of Parent’s equityholders.  No vote of the holders of limited liability company interests or other securities (equity or otherwise) of Parent is necessary to consummate the Merger.

5.3                               Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require Parent or Merger Subsidiary to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act, the Stock Exchange and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Required Action, and (c) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement (collectively, the “Parent Approvals”).

5.4                               No Violation.

Assuming that the Authorizations, approvals, filings and notifications described in Section 5.3 have been obtained or made, the execution and delivery by Parent or Merger Subsidiary of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or Order applicable to Parent or Merger Subsidiary, (ii) the Certificate of Incorporation or Bylaws of Merger Subsidiary or (iii) the organizational documents of Parent, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which Parent or Merger Subsidiary is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 5.4 that, individually or in the aggregate, would not materially impair the ability of Parent and its Subsidiaries, taken as a whole, to consummate the transactions contemplated by this Agreement.

5.5                               Litigation.

There are no actions, suits, investigations or proceedings (including regulatory or administrative proceedings or any proceedings in arbitration) pending against or, to the Knowledge of Parent, threatened against Parent or Merger Subsidiary or against any present or former officer or director of Parent or Merger Subsidiary or any other Person for which Parent or any of its Subsidiaries may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority that, individually or in the aggregate, would materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement.

5.6                               Financing.

(a)                                       Parent has delivered to the Company a true and complete copy of an executed equity commitment letter from the Sponsors to provide equity financing (the “Equity Financing”) to Parent and/or Merger Subsidiary to which the Company is an express third-party beneficiary pursuant to the terms and subject to the conditions and limitations thereof (the “Equity Commitment Letter”).

(b)                                       The Equity Commitment Letter is a legal, valid and binding obligation of Parent or Merger Subsidiary and, to the Knowledge of Parent, the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.  The Equity Commitment Letter is in full force and effect, and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.

(c)                                        Assuming the accuracy of the representations and warranties set forth in Article IV and the compliance by the Company with its obligations under this Agreement, neither Parent nor Merger Subsidiary is in breach of any of the terms or conditions set forth in the Equity Commitment Letter, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein, other than any such default, breach or failure to satisfy any condition precedent set forth therein that has been waived by the Sponsors or otherwise cured in a timely manner by Parent to the satisfaction of the Sponsors.

(d)                                       The net proceeds from the Equity Financing will be sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including the payment by Parent and Merger Subsidiary of the Merger Consideration, amounts due under Section 3.3 and any fees and expenses of or payable by Parent, Merger Subsidiary or the Surviving Corporation.

(e)                                        Other than as set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity

Financing (the “Disclosed Conditions”). To the Knowledge of Parent, no Person has any right to impose, and none of the Sponsors, Parent or Merger Subsidiary has any obligation to accept, any condition precedent to such funding other than the Disclosed Conditions nor any reduction to the aggregate amount available under the Equity Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Commitment Letter on the Closing Date).  Assuming the accuracy of the representations and warranties set forth in Article IV and the compliance by the Company with its obligations under this Agreement, as of the date hereof, neither Parent nor Merger Subsidiary has any reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Equity Financing, or that the Equity Financing will not be available to Parent or Merger Subsidiary on the Closing Date.  Parent or Merger Subsidiary has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Equity Commitment Letter that are due as of the date hereof.  For the avoidance of doubt, it is not a condition to the consummation of the Merger under this Agreement, for Parent or Merger Subsidiary to obtain the Equity Financing or any alternative financing.

5.7                               Guarantee.

Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed guarantee of the Guarantors with respect to the Guarantee.  The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantors except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under such Guarantee.

5.8                               Absence of Arrangements with Management.

Other than this Agreement, the Management Agreements and the Support Agreement, as of the date hereof there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Subsidiary or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company’s Board of Directors or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.  Parent has delivered to the Company true and complete copies of the Management Agreements and the Support Agreement.  As of the date hereof, each Management Agreement and each Support Agreement delivered by Parent to the Company is in full force and effect, and has not been amended or modified in any respect.

5.9                               Disclosure Documents.

None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent or Merger Subsidiary furnishes to the Company specifically for use in the Company Disclosure Documents or in a Schedule 13E-3, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time such stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.10                        Ownership.

Other than as a result of this Agreement and the Support Agreement, none of Parent, Merger Subsidiary or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

5.11                        Brokers.

No broker, finder or investment banker (other than Sandler O’Neill + Partners, L.P.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

5.12                        Independent Investigation.

In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, Parent and Merger Subsidiary have each relied solely upon its own investigation and analysis and the representations and warranties provided by the Company in Article IV, and Parent and Merger Subsidiary acknowledge and agree that except for the specific representations and warranties of the Company contained in this Agreement (including any that are subject to the Company’s Disclosure Letter and the Company’s SEC Reports), (i) none of the Company, its Affiliates or any of its or their respective stockholders, controlling Persons or Representatives makes or has made and (ii) neither Parent nor Merger Subsidiary has relied upon, any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Subsidiary or any of their respective Affiliates, stockholders or Representatives.

ARTICLE VI.
COVENANTS

6.1                               Affirmative Covenants.

From and after the date hereof and until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (such time period, the “Interim Period”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 6.1 of the Company’s Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (1) conduct its business in all material respects in the ordinary course consistent with past practices, (2) use reasonable best efforts to maintain and preserve intact its business organization, assets, insurance coverage and advantageous business relationships and to retain the services of its key officers and key employees, preserve the good will of Persons with whom it has material business relationships in each case, in all material respects in the ordinary course of business consistent with past practices and (3) take no action which would materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.2.

6.2                               Negative Covenants.

(a)                                       The Company covenants and agrees that during the Interim Period, except as may be otherwise required by applicable Law, as expressly set forth in Section 6.2 of the Company’s Disclosure Letter, as expressly contemplated by this Agreement or as otherwise consented to in writing by Parent (or orally by Parent’s chief executive officer, chief financial officer or general counsel and confirmed in writing within one (1) Business Day by the Company to Parent) which consent shall not be unreasonably withheld, delayed or conditioned, from the date of this Agreement until the Effective Time, it shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

(i) (A) increase the compensation payable to or to become payable to or grant any bonuses, including but not limited to year end bonuses, to any former or present director, officer, employee or consultant, except in the ordinary course of business consistent with past practice, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any former or present director, officer, employee or consultant, (C) establish, adopt, enter into or amend or modify any Benefit Plan (or any arrangement that would, upon its establishment, adoption or other event constitute a Benefit Plan), (D) grant or increase any severance, retention or termination pay, (E) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan or other policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (F) execute or amend in any material respect any consulting or indemnification agreement between the Company or any of its Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material collective bargaining agreement or other material obligation to any labor organization or employee incurred or entered into by the Company or any of its Subsidiaries, or (G) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of (A) through (G), (1) pursuant to and in accordance with the terms of any Benefit Plan or other plan, contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (2) in the case of severance or termination payments, pursuant to the severance policy or plans of the Company or its Subsidiaries existing at the date of this Agreement (copies of which have been furnished to Parent) or in the ordinary course of business consistent with past practice, (3) as required by applicable Law, (4) in the case of compensation or bonuses for senior management of the Company, as previously determined by the Company’s Board of Directors; provided, that such compensation or bonuses shall not in the aggregate exceed $3,750,000, and (5) any amendments or new agreements with respect to the Company’s labor unions in Chile and in Mexico; provided, that any such amendments or agreements shall not result in additional liabilities of the Company or its Subsidiaries, taken as a whole, that, in the aggregate, exceed $250,000;

(ii) declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except to the extent that Company or its Subsidiaries that own such Equity Securities in the Person paying such dividends or making such distribution receives at least its proportionate share thereof (based on its relative holdings of such Equity Securities in such Person paying such dividends or making such distribution);

(iii) (A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for (1) any such acquisition by the Company or any of its Subsidiaries directly from any Subsidiary of the Company or (2) any repurchase, forfeiture or retirement of Shares, Company Stock Options occurring pursuant to the terms as in effect on the date of this Agreement of any Equity Securities outstanding on the date hereof, or of any Benefit Plan existing on the date hereof, or (B) effect any reorganization or recapitalization or split, combine or reclassify any of the Equity Securities in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

(iv) (A) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Shares (1) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement, (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms thereof as in effect on the date of this Agreement of any Current Company Benefit Plans or (3) that constitute periodic issuances of Shares required by the terms as in effect on the date of this

Agreement of any Current Company Benefit Plans or other Equity Securities in connection with the formation of a Subsidiary which is to be an REO Affiliate, (B) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof except as otherwise permitted by Section 6.2(a)(i), or (C) except as expressly contemplated in Section 6.3 or otherwise in this Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries;

(v) (A) merge, consolidate or combine with any Person or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any Person or dissolution or complete or partial liquidation, (B) acquire by merging or consolidating with, purchasing substantial Equity Securities in, purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of Portfolio Assets in the ordinary course of business consistent with past practice and not to exceed $3,000,000 in a single transaction and not to exceed $7,500,000 in the aggregate prior to the Effective Time and the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), (C) enter into any material partnership, joint venture agreement or similar agreement other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC, or (D) make any loans, advances or capital contributions to, or investments in any Person except investments in Persons with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC related to the acquisition of Portfolio Assets or for loans, advances and capital contributions (1) made in the ordinary course of business consistent with past practice, (2) to any entity created by Subsidiaries of Company with VFC Member LLC, Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC, VFC Properties 5 LLC or to any other Person not in excess of $1,000,000, (3) to any Subsidiary under the terms of an Existing Loan Facility or (4) pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement;

(vi) sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its Subsidiaries, except for (a) sales of Portfolio Assets in the ordinary course of business consistent with past practice, (b) pursuant to any agreements existing on the date of this Agreement, (c) sales disclosed in Section 6.2 of the Company’s Disclosure Letter, (d) sales or dispositions that constitute Divestment Transactions, and (e) Permitted Liens;

(vii) adopt or propose any amendments to its Certificate of Incorporation or Bylaws or other organizational documents or any of the organizational documents of the Subsidiaries of the Company;

(viii) (A) change any of its methods or principles of accounting in effect at December 31, 2011, except to the extent required to comply with GAAP as advised by the Company’s independent accountants, (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (D) change any of its material methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income Tax Returns for the taxable year ended December 31, 2011, (E) request any Tax opinions or rulings, (F) authorize any Tax indemnities, (G) file with or provide to a Governmental Authority any waiver extending the statutory period for assessment or reassessment of Tax or any other waiver of restrictions on assessment or collection of any Tax, (H) enter into or amend any agreement or settlement with any Governmental Authority respecting Taxes, (I) amend or revoke any previously filed Tax Return except, in each case, as may be required by Law or (J) enter into any transaction outside the ordinary course of business if such transaction could reasonably be expected to give rise to a Tax liability in excess of $25,000, other than a Divestment Transaction;

(ix) incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) trade payables incurred in the ordinary course of business consistent with past practice, (B) borrowings under any Existing Loan Facility in the ordinary course of business consistent with past practice, (C) indebtedness with any wholly owned Subsidiary and (D) other obligations not exceeding $250,000 in the aggregate outstanding at any one time;

(x) make or commit to make any capital expenditures in excess of $250,000 in the aggregate during any fiscal quarter (net of any capital expenditures made by Regional Rail, LLC, East Penn Railroad LLC or Middletown & New Jersey Railroad, LLC or entities whose Equity Securities are owned, directly or indirectly, in whole or part by Subsidiaries of FirstCity Denver Investment Corp., in each case so long as any such capital commitments made are funded solely out of the retained earnings of such Person);

(xi) enter into or amend any agreement between the Company or any of its Subsidiaries and any agent, sales representative or similar Person except in the ordinary course of business consistent with the past practice;

(xii) transfer to any Person or entity Intellectual Property owned by the Company and necessary to carry on the Company’s business in all material respects;

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $50,000 in the aggregate, other than (A) pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof, (B) in connection with the resolution of a Portfolio Asset (including the resolution of pending litigation related to such Portfolio Asset) in the ordinary course of business or (C) in connection with the resolution of pending litigation, other than resolution of pending litigation related to a Portfolio Asset pursuant to the foregoing clause (B), in the ordinary course of business with respect to any entity formed by the Subsidiaries of the Company with VFC Member LLC, Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC;

(xiv) enter into any “non-compete” or similar agreement that could reasonably be expected to materially restrict the businesses of the Surviving Corporation following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates (excluding the Surviving Corporation) or take any action that may impose new or additional material regulatory requirements on any Affiliate of Parent (excluding the Surviving Corporation);

(xv) fail to use reasonable best efforts to maintain the Company’s current insurance policies;

(xvi) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material Authorizations or any other approval required by any Governmental Authority for the continuing operation of its business;

(xvii) (A) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is or is to be a party other than with Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in connection with a Divestment Transaction as permitted herein or in the ordinary course of business consistent with past practice or (B) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (i) above;

(xviii) adopt any stockholder rights plan or similar arrangement;

(xix) take, cause to be taken or omit to take any action that is intended or could reasonably be expected to, individually or in the aggregate, result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect or result in any of the conditions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xx) settle, compromise or otherwise resolve any Legal Proceeding other than a settlement, compromise or resolution that (A) involves only the payment of money in an amount no greater than $50,000, (B) is disclosed in Section 6.2 of the Company’s Disclosure Letter or (C) is otherwise in the ordinary course of business consistent with past practice and, in all cases, that does not involve or result in any other obligation, admission or remedy of any kind, including any admission of liability or guilt by the Company or any of its Subsidiaries, any imposition of equitable, declaratory, injunctive or similar relief or any restrictions on the business or operations of the Company or any of its Subsidiaries; or

(xxi) agree in writing or otherwise to do any of the foregoing.

Except as otherwise contemplated in connection with existing agreements between Värde Partners, Inc., any of its controlled Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC on the one hand and the Company and its Subsidiaries on the other hand, nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries.

(b)                                       During the Interim Period and except (i) as may be otherwise required by applicable Law, or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Subsidiary shall take no action which is intended to or which would reasonably be expected to adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise delay or prohibit consummation of the Merger or other transactions contemplated hereby.

(c)                                        Parent and Merger Subsidiary acknowledge and agree that the provisions of Section 6.2 shall in no manner apply to or restrict the Company’s actions with respect to the divestiture of interests in the Divestment Transactions, in each case, on substantially the same terms, as set forth or described in Section 6.2(c) of the Company’s Disclosure Letter, provided, that if the consideration to be received by the Company and its Subsidiaries in any such transaction shall be less than the amount as set forth or described in Section 6.2(c) of the Company’s Disclosure Letter, the Company shall promptly notify Parent in writing of such circumstances and shall not enter into any agreement with respect to or consummate such transaction without the prior written consent of Parent.

6.3                               No Solicitation.

(a)                                       From and after the date hereof, except as specifically permitted in this Section 6.3, (1) the Company shall not, and shall cause each of its Subsidiaries not to, and (2) the Company shall not, and shall cause each of its Subsidiaries not to, authorize or permit any of its or their Representatives to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any Acquisition Proposal or any inquiries with respect to the submission or announcement of any Acquisition Proposal; (ii)

participate in discussions or negotiations regarding, or furnish any non-public information relating to, the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) except for confidentiality agreements entered into pursuant to and in accordance with the proviso set forth in clause (d)(iv)(A) of this Section 6.3, enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, relating to an Acquisition Proposal; or (iv) waive any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company or any of its Subsidiaries, in each case except (A) to the extent necessary to permit the Company to take an action it is otherwise permitted to take under Section 6.3(d) in full compliance with such provision or (B) to the extent that the Company has duly effected a Change of Board Recommendation in accordance with the terms hereof with respect to a proposal by the third party subject to such Standstill Agreement.  The Company shall ensure that its Representatives are aware of the provisions of this Section 6.3, and any violation of the restrictions contained in this Section 6.3 by the Company’s Board of Directors (including any committee thereof) or any director, officer or employee of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3 by the Company; provided that for all purposes of this Agreement, the Company shall not have violated any of its covenants contained in this Section 6.3 in the event that a non-officer employee of the Company or any of its Subsidiaries violates a covenant contained in this Section 6.3 and such violation does not lead to or result in an Acquisition Proposal.

(b)                                       The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, (i) immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal or inquiry that may reasonably be expected to lead to, any Acquisition Proposal on the date hereof, (ii) promptly request that each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries and (iii) use reasonable best efforts to enforce, and not amend, terminate, modify or grant any waiver under, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”), except as otherwise contemplated by Section 6.3(a)(iv)(A) or Section 6.3(a)(iv)(B).

(c)                                        From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within forty-eight (48) hours) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its Subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal.  The Company shall provide Parent promptly with the identity of such Person, a description of the material terms of such Acquisition Proposal, indication or request and a copy of such Acquisition Proposal, if in writing.  The Company shall keep Parent informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request and shall notify Parent promptly (but in any event within forty-eight (48) hours) of any material change in the terms of any such Acquisition Proposal, indication or request (including whether such Acquisition Proposal, indication or request has been withdrawn or rejected and of any material change to the terms thereof) and concurrently provide a copy of any document received from or on behalf of the Person making such Acquisition Proposal, indication or request relating to any such material development.

(d)                                       Notwithstanding the foregoing provisions of Section 6.3(a) and Section 6.3(b), prior to the Effective Time, the Company or its Board of Directors may engage in discussions or negotiations with, or furnish or disclose any information relating to the Company or any of its Subsidiaries or give access to the properties, assets or the books and records of the Company or any of its Subsidiaries to, a Person in response to an unsolicited, bona fide, written third party proposal with respect to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (i) none of the Company, any of its Subsidiaries nor any Representatives of the Company and any of its Subsidiaries shall have breached any of the provisions set forth in this Section 6.3 in any respect, (ii) such Person is not a party to any Standstill Agreement with the Company or any of its Subsidiaries (except as otherwise contemplated by Section 6.3(a)(iv)(A) or Section 6.3(a)(iv)(B)), (iii) the Board of Directors of the Company shall have determined in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, and (iv) the Company (A) shall have entered into a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement and provided a copy of such agreement to Parent and (B) shall concurrently disclose or make available the same information to Parent as it makes available to such Person to the extent such information was not previously disclosed to Parent.

(e)                                        Neither the Board of Directors of the Company nor any committee thereof shall, except as provided in this Section 6.3(e) or Section 6.3(f), (i) withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (ii) approve, endorse or recommend or publicly propose to approve, endorse or recommend any Acquisition Proposal (any action or failure to act described in clause (i) or clause (ii) of this Section 6.3(e), being a “Change of Board Recommendation”) or (iii) approve or publicly propose to approve, endorse or recommend or cause the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle or other agreement relating to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.3(d)(iv)(A)).  Notwithstanding the immediately preceding sentence, if, at any time prior to the date on which the Required Company Vote is obtained for the Merger, the Board of Directors of the Company determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company may (x) effect a Change of Board Recommendation in response to the Superior Proposal and/or (y) if the Effective Time has not occurred, terminate this Agreement in accordance with Section 8.1(c)(ii) and simultaneously enter into a definitive agreement with respect to such Superior Proposal, but only if (A) the Company’s Board of Directors determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, (B) the Board of Directors of the Company provides Parent with at least three (3) Business Days’ advance written notice of the actions described in clauses (x) and (y) of this Section 6.3(e) that it intends to take and specifying the material events giving rise thereto and providing to Parent copies of the drafts of the relevant proposed transaction agreements with the Person making the Superior Proposal and other material documents related to such Superior Proposal (provided, that after the giving of such notice, in the event that the applicable Superior Proposal is materially amended, changed or modified (it being understood that any amendment, change or modification to the consideration offered or the conditions to the consummation of the transactions contemplated by such Acquisition Proposal would be deemed to be a material amendment, change or modification), then, upon each such occasion, the Company shall provide prompt notice to Parent describing such material amendment, change or modification (and a copy of any document from or on behalf of the Person making the Superior Proposal relating to such amendment, change or modification) and a new advance notice period of twenty-four (24) hours shall be applicable; provided further that in no event shall the initial three (3) Business Day period be shortened to a period less than three (3) Business Days) and (C) during such three (3) Business Day period (or later twenty-four (24) hour period), the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of Directors of the Company to determine that the Superior Proposal no longer constitutes a Superior Proposal (after taking into account any agreed modifications to the terms of this Agreement) and at the end of such three (3) Business Day period (or later twenty-four (24) hour period), the Board of Directors of the Company maintains its determination that the Superior Proposal constitutes a Superior Proposal (after taking into account any agreed modifications to the terms of this Agreement).  The Company shall not submit to the vote of its stockholders any Acquisition Proposal or Superior Proposal prior to the termination of this Agreement.

(f)                                         Notwithstanding the first sentence of Section 6.3(e), if, at any time prior to the date on which the Required Company Vote is obtained for the Merger, the Board of Directors of the Company determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, the Board of Directors of the Company may at any time prior to the date on which the Required Company Vote is obtained for the Merger in response to an Intervening Event effect a Change of Board Recommendation; provided, however, that the Board of Directors of the Company may not effect such a Change of Board Recommendation unless (i) the Board of Directors of the Company shall have provided Parent with at least three (3) Business Days’ advance written notice of its intent to effect a Change of Board Recommendation specifying the material events giving rise thereto, (ii) during such three (3) Business Day period, the Company and its Representatives shall have, if requested by Parent, negotiated in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of Directors to determine that failure to effect such Change of Board Recommendation no longer would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, and (iii) Parent shall not have, during such three (3) Business Day period made an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on Parent and that after due consideration of such offer in good faith, and (after consultation with the Company’s legal advisors) resulted in the Board of Directors of the Company concluding that failure to effect such Change of Board Recommendation would not reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws; provided, that the Board of Directors of the Company shall not be permitted to effect a Change of Board Recommendation pursuant to this

Section 6.3(f) with respect to or in connection with any Acquisition Proposal (which shall be covered by and solely subject in all respects to Section 6.3(e)).

(g)                                        Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company from disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Change of Board Recommendation.

(h)                                       Parent and Merger Subsidiary acknowledge and agree that the provisions of this Section 6.3 shall in no manner apply to or restrict the Company’s actions with respect to the divestiture of interests in the Divestment Transactions, in each case, on substantially the same terms, as set forth or described in Section 6.2(c) of the Company’s Disclosure Letter, provided, that if the consideration to be received by the Company and its Subsidiaries in any such transaction shall be less than the amount as set forth or described in Section 6.2(c) of the Company’s Disclosure Letter, the Company shall promptly notify Parent in writing of such circumstances and shall not enter into any agreement with respect to or consummate such transaction without the prior written consent of Parent.

6.4                               Notices of Certain Events; Consultation.

(a)                                       The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b)                                       Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which Parent has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Parent, threatened against, Parent or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this

Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(c)                                        The Company shall consult with Parent prior to making its financial results for any period publicly available after the date of this Agreement and prior to filing any of the Company’s SEC Reports after the date of this Agreement.

6.5                               Financing.

(a)                                       Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary shall use its reasonable best efforts to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) comply with its obligations under the Equity Commitment Letter and (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Subsidiary contained in the Equity Commitment Letter (or any definitive agreements related thereto) that are within its reasonable control.  Notwithstanding anything to the contrary in the immediately preceding sentence, subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take all actions necessary to maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof.  Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding or consummation, as applicable, contained in the Equity Commitment Letter (or any definitive agreements related thereto) or any other provision of, or remedies under, the Equity Commitment Letter (or any definitive agreements related thereto).

(b)                                 In the event all conditions applicable to the Equity Commitment Letter have been satisfied and all conditions to the Merger are satisfied or waived, Parent shall use its reasonable best efforts to cause each of the Sponsors to fund the Equity Financing to the extent required to consummate the Merger and the transactions contemplated hereunder.  Any reference in this Agreement to (A) “Equity Financing” shall include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5 and (B) “Equity Commitment Letter” shall include such documents or parties as amended, modified, substituted or replaced in compliance with this Section 6.5.

(c)                                  Parent and Merger Subsidiary acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Equity Financing or any alternative financing that Parent or Merger Subsidiary may raise in connection with the transactions contemplated by this Agreement.

6.6                               Parent Guarantee.

(a)                                       Parent will take all action necessary (i) to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (ii) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.  Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder such that the Company would have the right to terminate this Agreement pursuant to Section 8.1(c).

(b)                                       Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Subsidiary or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.6.

6.7                               Director and Officer Liability.

(a)                                       From and after the Effective Time, Parent and, when applicable, the Surviving Corporation, shall indemnify, defend and hold harmless to the fullest extent permitted by Law the current and former officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, fines, penalties and liabilities in respect of acts or omissions occurring at or prior to the Effective Time, including, but not limited to, amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld, delayed or conditioned).  Parent and Merger Subsidiary agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Certificate of Incorporation or Bylaws or any agreement set forth in Section 6.7 of the Company’s Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.  If any Indemnified Party is or becomes involved in any Legal Proceeding in connection with any matter subject to indemnification hereunder, then Parent and, when applicable, the Surviving Corporation, shall advance, to the extent not prohibited by Law, any costs, expenses (including, but not limited to, reasonable attorneys’ fees) and all other disbursements or expenses of the types customarily incurred by any Indemnified Party arising out of, relating to or incurred in connection with such Legal Proceeding.  Such advanced expenses, however, shall be made within twenty (20) days after the receipt by Parent and, when applicable, the Surviving Corporation, of a statement or statements requesting such advances (which shall include invoices received by any Indemnified Party in connection with such expenses) and shall not include amounts paid in settlement by any Indemnified Party or the amount of judgments or fines against any Indemnified Party.  Advances shall be unsecured and interest free.  The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Legal Proceeding pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Proceeding or the Indemnified Party otherwise consents.

(b)                                       From the Effective Time through the sixth (6th) anniversary of the Effective Time, Parent will cause, including, without limitation, by providing any necessary funds to meet the obligations of this Section 6.7, Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) covering each Indemnified Party on terms with respect to coverage and amount no less favorable than those of the Company’s officers’ and directors’ liability insurance policy in effect on the date hereof; provided, that Parent and the Surviving Corporation shall not be obligated to expend a total premium during such period in excess of 300% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement (and the Company represents and warrants that such current premium amount is the amount set forth in Section 6.7 of the Company’s Disclosure Letter); provided further, that if the amount of the total premium for such insurance shall exceed such 300%, Parent and the Surviving Corporation shall, jointly and severally, be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that in the event Parent or the Surviving Corporation shall prior to the sixth anniversary of the Effective Time, directly or indirectly, (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets or capital stock of the Surviving Corporation to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.7.  True and complete copies of all current D&O Insurance policy(ies) have been provided or made available to Parent.  The provisions of the first sentence of this Section 6.7(b) shall be deemed to have been satisfied if a prepaid (or “tail”) D&O Insurance policy(ies) has been obtained by the Company at any time prior to the Effective Time, which policy(ies) provides such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.  If such prepaid (or “tail”) policy(ies) has been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause, including, without limitation, by providing any necessary funds to meet the obligations of this Section 6.7, the Surviving Corporation to maintain such policy(ies) in full force and effect in accordance with the terms and conditions set forth in this Section 6.7, and continue to honor the obligations thereunder.  Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.7.

(c)                                        The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to materially alter the indemnification(s) provided for under this Section 6.7 of any Indemnified Party to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7).

6.8                               Access and Information.

(a)                                       From the date hereof until the Effective Time, each of the Company and Parent will, and will cause its Subsidiaries to, (i) afford to the other and its Representatives appropriate access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and to its books, records, contracts and documents and (ii) furnish promptly to the other and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party; provided however, that such access shall not include the right to do any intrusive or destructive testing including any sampling of environmental media without the prior written consent of the affected party.

(b)                                       Information obtained by the Company, Parent and their respective Subsidiaries pursuant to Section 6.8(a) shall be subject to the provisions of the Confidentiality Agreement.

6.9                               Meeting of the Company’s Stockholders.

The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders for the purpose of obtaining the Required Company Vote (the “Stockholders Meeting”) as promptly as practicable following the date of this Agreement.  At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be voted to adopt this Agreement (subject to applicable Law).  Unless the Board of Directors of the Company has withdrawn or modified its recommendation in accordance with the provisions of Section 6.3, the Board of Directors of the Company shall recommend that the Company’s stockholders vote to adopt this Agreement, shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action in its judgment reasonably necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger. Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting at which it shall submit this Agreement to its stockholders even if the Board of Directors of the Company shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.  The Company shall in no event propose, recommend or allow to be included at such Stockholders Meeting a proposal for the stockholders to act on any Acquisition Proposal or Superior Proposal, and the Company shall not permit the stockholders to propose any business to be transacted at such Stockholders Meeting.  Notwithstanding anything to the contrary contained in the provisions of this Section 6.9, the Company may not adjourn or postpone the Stockholders Meeting without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, except: (i) to the extent necessary by applicable Law to ensure that any supplement or amendment to the Proxy Statement, the Schedule 13E-3 or any other Company Disclosure Document that is required by applicable Law is timely provided to the Company’s stockholders; (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholders Meeting; (iii) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement; or (iv) if any notice period with respect to Section 6.3(e) or Section 6.3(f) is ongoing on the date of the Stockholders Meeting and the Company has complied, and continues to comply, with its obligations under Section 6.3; provided, that if the events described in either clause (ii) or (iii) of this Section 6.9 have occurred, then upon the written request of Parent, which shall be limited to only one occasion, the Company shall adjourn or postpone the Stockholders Meeting.  The Company shall, upon the request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the scheduled date of the Stockholder Meeting as to the aggregate tally of affirmative proxies received by the Company.

6.10                        Proxy Statement and Schedule 13E-3.

As soon as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement and the Company and Parent shall jointly prepare the Schedule 13E-3, file them with the SEC under the Exchange Act, and use all reasonable best efforts to have the Proxy Statement and the Schedule 13E-3 cleared by the SEC. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 6.10.  Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement, the Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC.  The Company shall give Parent and its counsel a reasonable opportunity to review the Proxy Statement, the Schedule 13E-3 and any other Company Disclosure Documents prior to such document being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement, the Schedule 13E-3, or any other Company Disclosure Documents and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC in connection with the Proxy Statement, the Schedule 13E-3 or any other Company Disclosure Documents.  As promptly as practicable after the Proxy Statement, the Schedule 13E-3 and any other Company Disclosure Documents have been cleared by the SEC, the Company shall mail the Proxy Statement, the Schedule 13E-3 and any other Company Disclosure Documents to the stockholders of the Company.  The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s stockholders vote to adopt this Agreement unless the Board of Directors of the Company has withdrawn or modified its recommendation in accordance with Section 6.3.

6.11                        Efforts.

(a)                                       Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals, which Parent, Merger Subsidiary and the Company shall cooperate with each other in obtaining such Company Approvals, and Parent Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental

Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.  In furtherance of the foregoing, the Company may, but in no event shall the Company or any of its Subsidiaries be required to, pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger.  No party hereto shall take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and Parent Approvals, from Governmental Authorities.

(b)                                       Subject to the terms and conditions herein provided and without limiting the foregoing, if required under the HSR Act, the Company and Parent shall (i) promptly, but in no event later than the fifteenth (15th) Business Day after the date of this Agreement, file any and all Notification and Report Forms required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, Authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, Authorizations or approvals, (iii) supply to any Governmental Authority as promptly as practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Authority and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby.

(c)                                        Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.  Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Merger or transactions.  The Company and Parent shall provide counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d)                                       In furtherance and not in limitation of the covenants of the parties contained in this Section 6.11, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated hereby.

(e)                                        For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, Regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Authority, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including, without limitation, (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.  Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to (and, without Parent’s prior consent, the Company shall not) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or offer or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, enter into or offer or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or Affiliates.

6.12                        Public Announcements.

Until the Effective Time, Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the Stock Exchange will not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

6.13                        Stock Exchange De-listing.

Parent and the Company shall use their reasonable best efforts to cause the Shares to be de-listed from the Stock Exchange and de-registered under the Exchange Act promptly following the Effective Time.

6.14                        Defense of Litigation.

The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent.  The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

6.15                        State Takeover Statutes.

(a)                                       Each of Parent, Merger Subsidiary and the Company and their respective Boards of Directors shall take all reasonable action necessary to ensure that no restriction of any takeover statute or Law is or becomes applicable to this Agreement, the Support Agreement, the Merger or the transactions contemplated by this Agreement or therein.

(b)                                       If any State takeover statute or similar Law is or becomes applicable to this Agreement, the Support Agreement, the Merger or the transactions contemplated by this Agreement or therein, each of Parent and the Company and their respective Boards of Directors shall (i) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and the Support Agreement, and (ii) otherwise act to eliminate or minimize the effects of such takeover statute or Law.

6.16                        Employee Matters.

(a)                                       Parent shall, or shall cause the Surviving Corporation to, through the period beginning at the Effective Time and ending on the one year anniversary of the Effective Time, cause each Continuing Employee to be provided compensation (including wages and cash and equity incentive compensation opportunities) and employee benefits substantially no less favorable in the aggregate than the compensation and employee benefits, respectively, to which they were entitled immediately before the Effective Time; provided, that in no event shall Parent cause a reduction in the severance benefits to which Continuing Employees are entitled during the period ending on the one year anniversary of the Effective Time below the level of entitlement in effect immediately before the Effective Time.

(b)                                       For all purposes under each Benefit Plan maintained by Parent, any Parent Subsidiary or any of their Affiliates in which Continuing Employees become eligible to participate after the Effective Time (the “Parent Benefit Plans”), the Continuing Employees shall be given credit for all service with the Company or a Company Subsidiary, as applicable, to the same extent as if such services had been rendered to Parent or any of its Affiliates for a similar purpose; provided, however, that in no event shall any Continuing Employee be given credit under this Section 6.16(b) for purposes of benefit accrual under any Parent Benefit Plan.

(c)                                        As to the plan years then in place at the Effective Time under Parent Benefit Plans, Parent shall, or shall cause the Surviving Corporation to, use all reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which the Continuing Employees may be eligible to participate after the Effective Time to the extent such conditions were satisfied under a corresponding Company Benefit Plan immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit under any welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Continuing Employee under the corresponding Company Benefit Plan immediately prior to the Effective Time.

(d)                                       Notwithstanding the preceding provisions of this Section 6.16, this Section 6.16 is not intended to and shall not (i) create any third party rights, (ii) amend any Company Benefit Plan or Parent Benefit Plan, (iii) require Parent to continue any Company Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified or (iv) provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

6.17                        Amendment of Stock Options and Stock Awards.

As soon as practicable following the date hereof, the Company shall use its reasonable best efforts to cause each issued and outstanding Company Stock Option and Company Restricted Share granted under the Company Stock Plans to be amended to permit the acceleration and vesting of such Company Stock Option and Company Restricted Shares immediately prior to the Effective Time in a manner and consistent with the provisions of Section 3.3 hereof to the extent such Company Stock Options and Company Restricted Shares do not permit such treatment.

6.18                        Rule 16b-3.

Parent, Merger Subsidiary and the Company shall each take all such reasonable steps as may be required to cause the transactions contemplated by Article III and any other dispositions of Equity Securities of the Company (including Company Stock Options and Company Restricted Shares) by each individual who is a director or executive officer of the Company or at the Effective

Time will become a director or executive officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19                        FIRPTA Certificate.

Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h) certifying that an interest in the Company is not a United States real property interest within the meaning of Section 897(c) of the Code and that sets forth the Company’s name, address, and taxpayer identification number.

6.20                        Future Transactions.

Prior to the Effective Time, the Company shall use its reasonable best efforts to cause FCBL and ABL to enter into a definitive agreement with CSFC relating to the sale by FCBL of all of the capital stock of ABL to CSFC on terms and conditions substantially similar in all material respects to the terms and conditions for such transaction contemplated by that certain letter of intent dated October 3, 2012 by and among CSFC, ABL and FCBL (and in any event, the cash consideration to be paid to FCBL shall not be less than the amount of such consideration contemplated by such letter of intent).

ARTICLE VII.
CONDITIONS TO THE MERGER

7.1                               Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a)                                       the Required Company Vote shall have been obtained;

(b)                                       the applicable waiting periods under the HSR Act in respect of the transactions contemplated by this Agreement shall have expired or been terminated; and

(c)                                        no provision of any applicable Law or Order of any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher Courts, to have any Order vacated).

7.2                               Conditions to the Obligations of the Parent and Merger Subsidiary.

The obligations of the Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver by Parent of the following conditions:

(a)                                       The representations and warranties of the Company set forth in (i) Section 4.4, Section 4.8(a), Section 4.19 or Section 4.21 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time), (ii) the representations and warranties of the Company set forth in Section 4.3 or Section 4.7, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall be true and correct in all material respects as of the date of this Agreement and at and as of immediately prior to the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time), except that the representations and warranties set forth in Section 4.3 shall be true and correct other than any de minimis inaccuracies and (iii) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications shall be true and correct as of the date of this Agreement and at and as of immediately prior to the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                       The Company shall have performed in all material respects all of its covenants or obligations to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)                                        Since the date of this Agreement until the Closing Date, there shall not have occurred any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)                                       The Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3                               Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following conditions:

(a)                                       The representations and warranties of Parent and Merger Subsidiary set forth in (i) Section 5.2, or Section 5.11 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time), (ii) all of the remaining representations and warranties of Parent and Merger Subsidiary set forth in this Agreement, without giving effect to materiality qualifications shall be true and correct as of the date of this Agreement and at and as of immediately prior to the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct has not, and would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement.

(b)                                       Parent and Merger Subsidiary shall have performed in all material respects all of their covenants or obligations to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)                                        Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date certifying that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

7.4                               Frustration of Closing Conditions.

Neither the Company, Merger Subsidiary nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 as the case may be, to be satisfied if such failure was caused in any material respect by such party’s breach of any provision of this Agreement or failure to use such efforts to consummate the Merger and the other transactions contemplated hereby as required by Section 6.11.

ARTICLE VIII.
TERMINATION

8.1                               Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of the Company or by Parent as the sole stockholder of Merger Subsidiary):

(a)                                       by mutual written consent of the Company and Parent;

(b)                                       by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or prior to July 31, 2013 (the “End Date”); (provided, that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose breach or failure to fulfill any of its material obligations under this Agreement has been the cause of the failure of the Effective Time to occur by such date); or

(ii) if there shall be any applicable Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order of a Governmental Authority of competent jurisdiction shall restrain or prohibit prior to the Effective Time, the consummation of the Merger, and such Order shall have become final and nonappealable (provided, that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any party who has not used its reasonable best efforts to have such Order vacated and shall not be available to any party whose breach of any provision of this Agreement results in any applicable Law making the consummation of the Merger illegal or otherwise prohibited or the imposition of any Order of a Governmental Authority of competent jurisdiction that restrains or prohibits the consummation of the Merger);

(c)                                        by the Company prior to the Effective Time if:

(i) Parent or Merger Subsidiary shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties set forth in this Agreement in any material respect, or any such representation or warranty shall have become untrue in any material respect, which breach or failure is either incurable or, if curable, is not cured by Parent and/or Merger Subsidiary by the earlier of (A) thirty (30) days following receipt by Parent of written notice of such breach or failure and (B) the End Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(ii) (x) the Company has not violated any of its covenants contained in Section 6.3, (y) the Company has received a Superior Proposal and has complied with Section 6.3(e), and (z) the Board of Directors has approved the termination of this Agreement and the Company promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; provided, however, that any such termination under this Section 8.1(c)(ii) shall be null and void unless the Company shall prior to or concurrently with such termination make the payments required under Section 8.3(b); or

(iii) if (A) the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which were, at the time of termination, capable of being satisfied) shall have been satisfied or waived on or prior to the date of such termination, (B) the Company shall have given Parent at least three (3) Business Days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii), and (C) Parent and Merger Subsidiary fail to effect the Merger by the earlier of (i) the close of business on the third Business Day provided in the notice pursuant to clause (B) of this Section 8.1(c)(iii), and (ii) the End Date (unless such failure was a result of the Company’s failure to perform any of its obligations under this Agreement); or

(d)                                       by Parent prior to the Effective Time, if:

(i) the Company shall have breached any representations or warranties set forth in this Agreement or any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 7.2(a) would not be satisfied or would be incapable of being satisfied by the earlier of (A) thirty (30) days following receipt by the Company of written notice of such breach and (B) the End Date; provided, that at the time of the delivery of such written notice, neither Parent nor Merger Subsidiary shall be in material breach of its obligations under this Agreement;

(ii) the Company shall have breached its covenants or agreements hereunder and any such breaches remain uncured, or is incapable of being cured, such that the conditions set forth in Section 7.2(b) would not be satisfied or would be incapable of being satisfied by the earlier of (A) thirty (30) days following receipt by the Company of written notice of such breach and (B) the End Date; provided, that at the time of the delivery of such written notice, neither Parent nor Merger Subsidiary shall be in material breach of its obligations under this Agreement; or

(iii) (A) a Change of Board Recommendation shall have occurred (whether or not in compliance with Section 6.3), (B) the Company or the Board of Directors of the Company (or any committee thereof) shall approve, endorse or recommend or execute or enter into, or allow the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, acquisition or other agreement relating to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.3(d)(iv)(A)), (C) any tender offer or exchange offer is commenced by any Person other than Parent, Merger Subsidiary or any Subsidiary of Parent with respect to the outstanding Shares and the Board of Directors of the Company shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, (D) the Company shall have breached Section 6.3 in any material respect, (E) the Company shall have failed to include the Company Board Recommendation in the Company Disclosure Documents, or (F) the Company or the Board of Directors of the Company (or any committee thereof) shall authorize or publicly propose to do any of the actions specified in clause (A), (B), (C), (D) or (E) of this Section 8.1(d)(iii).

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, Representatives or agents, whether prior to or after the execution of this Agreement.

8.2                               Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, the party desiring to terminate shall give written notice to the other party or parties, specifying the provisions pursuant to which termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and of no effect with no liability on the part of any party to the other party hereto immediately upon delivery of such written notice to the other party; provided, however, that no termination of this Agreement shall relieve any party from liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or any willful and material breach of Section 6.3 in connection with this Agreement or the transactions contemplated by this Agreement; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of the Confidentiality Agreement, this Section 8.2, Section 8.3 and Article IX shall survive any termination hereof.  When used in this Agreement, the term “willful and material breach” shall mean a material breach of this Agreement that is a consequence of an act or a failure to act of a breaching party having actual knowledge that the taking of the act or failure to act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

8.3                               Termination Fees; Expenses.

(a)                                       Except as otherwise provided in this Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                                       In the event that:

(i) (A) an Acquisition Proposal shall have been made known to the Company, the Board of Directors, or senior management of the Company, or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced an intention (not subsequently withdrawn prior to the date of such termination) to make an Acquisition Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) (Failure to close by End Date), Section 8.1(d)(i) (Company breach of representation or warranty) or Section 8.1(d)(ii) (Company breach of covenant) and (C) within twelve (12) months of the date this Agreement is terminated the Company (1) enters into a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal or (2) consummates an Acquisition Proposal (provided, that for purposes of this Section 8.3(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Company receipt of Superior Proposal); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii) (Company change in recommendation);

then, the Company shall (i) pay to Parent or an Affiliate of Parent designated in writing by Parent (“Payee”) a termination fee of $2,000,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion and (ii) reimburse Parent and Merger Subsidiary for all of their Expenses, up to a maximum of $1,000,000 (not later than two (2) Business Days after submission of statements providing reasonable evidence thereof), it being understood that in no event shall the Company be required to reimburse Parent’s and Merger Subsidiary’s Expenses on more than one occasion.  Such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent or Merger Subsidiary.

(c)                                        Any payment required to be made pursuant to clause (i) of Section 8.3(b) shall be made to Payee on the date of the first to occur of the events referred to in clauses (1) and (2) of Section 8.3(b)(i)(C); any payment required to be made pursuant to clause (ii) of Section 8.3(b) shall be made to Payee prior to or concurrently with such termination; any payment required to be made pursuant to clause (iii) of Section 8.3(b) shall be made to Payee within two (2) Business Days of notice of the occurrence thereof to the Company; and, in each case, such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(d)                                       In the event that the Company shall terminate this Agreement pursuant to (i) Section 8.1(c)(i) (Parent breach of representation or covenant) and the breach by Parent or Merger Subsidiary giving rise to the right of the Company to terminate this Agreement under such Section is the principal factor in the failure of the Merger to be consummated, or (ii) Section 8.1(c)(iii) (Merger Subsidiary failure to consummate the Merger), then within two (2) Business Days of notice thereof, Parent shall (i) pay to the Company a termination fee of $5,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion and (ii) reimburse the Company for all of its Expenses, up to a maximum of $1,000,000 (not later than two (2) Business Days after submission of statements providing reasonable evidence thereof), it being understood that in no event shall Parent be required to reimburse the Company’s Expenses on more than one occasion.  Such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

(e)                                        Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(b) and Section 8.3(d) are not a penalty, but rather are a reasonable amount that will compensate Parent and Merger Subsidiary, with respect to Section 8.3(b), and the Company, with respect to Section 8.3(d), for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreements contained in this Section 8.3, the Parties would not have entered into this Agreement.  Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company shall pay to Parent the Expenses incurred by the prevailing Party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at a rate equal to the prime rate reported in The Wall Street Journal on the date such payment was required to be made through the date of payment.  Likewise, if Parent fails to promptly pay any amount due pursuant to Section 8.3(d) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amount set forth in Section 8.3(d) or any portion thereof, Parent shall pay to the Company the Expenses incurred by the Company in connection with such suit, together with interest on the amount of such amount or portion thereof at a rate equal to the prime rate reported in The Wall Street Journal on the date such payment was required to be made through the date of payment.

(f)                                         Limitation on Remedies.

(i) Notwithstanding anything to the contrary in this Agreement, except (a) for the remedy of specific performance to the extent permitted in Section 9.11 and (b) with respect to liabilities or damages that were the result of fraud on the part of Parent or Merger Subsidiary in connection with this Agreement or the transactions contemplated by this Agreement, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Subsidiary, the Sponsors, Värde Partners, Inc. and their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or other Representatives, members, or other financing sources, managers, general or limited partners or assignees (collectively, the “Parent Related Parties”) for all losses and damages that arise out of the failure of the transactions under this Agreement to be consummated or any breach or failure to perform as required hereunder or otherwise, shall be to terminate this Agreement in accordance with Section 8.1 and, to the extent and only to the extent provided in this Section 8.3, to receive payment of the Parent Termination Fee and any Expenses payable pursuant to Section 8.3(d), and upon payment in full of such amounts, neither the Company nor any other Person shall have any rights or claims against any of the Parent Related Parties under or relating to this Agreement, the Guarantee, or the Equity Commitment Letter in respect of any oral representations made or alleged to be made in connection herewith or therewith or the transactions contemplated thereby, nor shall the Company or any other Person be entitled to bring or maintain any other Legal Proceeding against any of the Parent Related Parties arising out of this Agreement, the Guarantee or the Equity Commitment Letter, in respect of any oral representations made or alleged to be made in connection herewith or therewith or the transactions contemplated thereby, nor shall any of the Parent Related Parties have any further liability or obligation relating to or arising out of this Agreement, the Guarantee, or the Equity Commitment Letter in respect of any oral representations made or alleged to be made in connection herewith or therewith or the transactions contemplated thereby. The Company acknowledges that both Parent and Merger Subsidiary are newly-formed companies and do not have any material assets except in connection with this Agreement or the Equity Commitment Letter as expressly set forth herein and therein.  The provisions of this Section 8.3(f)(i) are intended to be for the benefit of, and shall be enforceable by, each of the Parent Related Parties. For the avoidance of doubt, while the Company may pursue both specific performance as permitted by Section 9.11 and the payment of the Parent Termination Fee and Expenses payable pursuant to Section 8.3(d), (i) in no event shall the Company be entitled to specific performance of this Agreement, the Guarantee or the Equity Commitment Letter from and after such time as the Company has received the Parent Termination Fee and Expenses payable pursuant to Section 8.3(d) and (ii) under no circumstances shall the Company be entitled to receive both (A) a grant of specific performance pursuant to Section 9.11 to effect the consummation of the Merger and (B) the Parent Termination Fee and any Expenses payable pursuant to Section 8.3(d).

(ii) Notwithstanding anything to the contrary in this Agreement, except (a) for the remedy of specific performance to the extent permitted under Section 9.11 and (b) with respect to liabilities or damages that were the result of fraud in connection with this Agreement or the transactions contemplated by this Agreement on the part of the Company or any willful and material breach of Section 6.3 of this Agreement on the part of the Company, Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and its respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or other Representatives, members, or other financing sources, managers, general or limited partners or assignees (collectively, the “Company Related Parties”) for all losses and damages that arise out of the failure of the transactions under this Agreement to be consummated or any breach or failure to perform as required hereunder or otherwise shall be to terminate this Agreement in accordance with Section 8.1 and, to the extent and only to the extent provided in Section 8.3, to receive payment of the Termination Fee and any Expenses payable pursuant to this Section 8.3(b), and upon payment in full of such amounts, neither Parent nor Merger Subsidiary nor any other Person shall have any rights or claims against any of the Company Related Parties under or relating to this Agreement in respect of any oral representations made or alleged to be made in connection herewith or therewith or the transactions contemplated hereby, nor shall Parent or Merger Subsidiary or any other Person be entitled to bring or maintain any other Legal Proceeding against any of the Company Related Parties arising out of this Agreement in respect of any oral representations made or alleged to be made in connection herewith or therewith or the transactions contemplated hereby, nor shall any of the Company Related Parties have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and any of the Company Related Parties for any willful and material breach of Section 6.3 of this Agreement shall be limited to actual losses and damages reasonably incurred by Parent and Merger Subsidiary (including reasonable attorneys’ fees), and the Company and the Company Related Parties shall not be liable or otherwise responsible for any other losses and damages including, but not limited to, exemplary, punitive, consequential, incidental, indirect or special damages or lost profits, loss of future revenue or loss of business reputation or opportunity that arise from any breach of any covenant or agreement in this Agreement under any and all theories of liability.  For the avoidance of doubt, while Parent and Merger Subsidiary may pursue both specific performance (as permitted by Section 9.11) and the payment of the Termination Fee and Expenses payable pursuant to Section 8.3(b), (i) in no event shall Parent be entitled to specific performance of this Agreement from and after such time as Parent has received the Termination Fee and Expenses and (ii) under no circumstances shall Parent or Merger Subsidiary be entitled to receive both (A) a grant of specific performance pursuant to Section 9.11 to effect the consummation of the Merger and (B) the Termination Fee and any Expenses payable pursuant to Section 8.3(b).

ARTICLE IX.
MISCELLANEOUS

9.1                               Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by facsimile or by email of a PDF document (with written confirmation of transmission) if sent during the normal business hours of the recipient and the next Business Day if sent after the normal business hours of the recipient, or (iii) one Business Day following the day sent by nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision).

(a)                                       if to Parent or Merger Subsidiary, to:

Hotspurs Holdings LLC

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

Attn:                    Jeff Thuringer

Phone: 952-646-2071

Fax: 952-893-9613
E-Mail:  jthuringer@varde.com

with a required copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attn:                    Andrew J. Noreuil

Phone: 312-782-0600

Fax: 312-701-7711

E-Mail:       anoreuil@mayerbrown.com

(b)                                       if to the Company, to:

FirstCity Financial Corporation

6400 Imperial Drive

Waco, TX 76712

Attn:                    James Sartain

Telephone: 254-761-2800

Facsimile: 254-761-2950

E-Mail: jsartain@fcfc.com

with a required copy (which shall not constitute notice) to:

Haynes and Boone, LLP

201 Main Street

Suite 2200

Fort Worth, TX 76102-3126

Attn:                    Brian D. Barnard

Telephone: 817-347-6605

Facsimile: 817-348-2303

E-Mail:       brian.barnard@haynesboone.com

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.

9.2                               Survival of Representations and Warranties and Agreements.

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

9.3                               Amendments; No Waivers.

(a)                                       Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment.

(b)                                       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4                               Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

9.5                               Governing Law, Jurisdiction, Etc.

(a)                                       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.

(b)                                       The parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such Court or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) and the federal Courts of the United States of America located in the State of Delaware (and of the appropriate appellate Courts therefrom) in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to:

(i) the negotiation, execution and performance of this Agreement and the transactions contemplated hereby;

(ii) the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement; or

(iii) any actions of or omissions by any Covered Party (as defined below) in any way connected with, related to or giving rise to any of the foregoing matters (the foregoing clauses (i), (ii) and (iii) collectively, the “Covered Matters”);

and hereby waive, and agree not to assert as a defense in any Legal Proceeding with regard to or involving a Covered Matter, that such Legal Proceeding may not be brought or is not maintainable in said Courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Courts, and the parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined exclusively by such a Delaware state or federal Court.  The parties hereto, on their behalf and on behalf of their respective Affiliates, hereby consent to and grant any such Court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Legal Proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(c)                                        In addition, by entering into this Agreement, each party hereto, on their behalf and, to the fullest extent permissible by applicable Law, on behalf of their respective equityholders, partners, members, directors, Affiliates, officers or agents, as the case may be, covenants, agrees and acknowledges, that it shall not bring any Legal Proceeding (regardless of the legal theory or claim involved or the procedural nature of any such Legal Proceeding) with regard to any Covered Matter against any Covered Party, other than the parties hereto.

(d)                                       The parties hereto acknowledge and agree that (i) the agreements contained in this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, (ii) any breach of this Section 9.5 would result in irreparable harm and that monetary damages would not be a sufficient remedy for any such breach and (iii) that any breach of this Section 9.5 will be deemed a material breach of this Agreement.  Accordingly, each Covered Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach by a party (or any affiliate of such party) and in case of any such breach, the non-breaching party shall be excused from its performance obligations under this Agreement.

For the purposes of this Section 9.5, “Covered Party” shall mean (i) any party hereto, (ii) any such parties’ officers, directors, managers, agents, employees, or Affiliates or (iii) any officer, director, agent, or employee of any such Person, all of whom are intended third party beneficiaries of this Section 9.5.

9.6                               Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.7                               Entire Agreement.

This Agreement, the Support Agreement, the Company’s Disclosure Letter, the Guarantee, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.7, which are intended for the benefit of the Company’s former and present officers and directors, and Section 9.5, which is intended for the benefit of the Covered Parties.  Except as otherwise expressly provided in this Agreement (including pursuant to Sections 6.5,  9.5(c) and 9.11 hereof), this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.

9.8                               Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9                               Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

9.10                        Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11                        Specific Performance.

(a)                                       The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof on a timely basis or were otherwise breached.  It is accordingly agreed that, subject to the provisions of this Section 9.11, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal Court of the United States of America sitting in the State of Delaware), without proof of actual damages or otherwise.  This right is in addition to any other remedy at law or in equity.  This right shall include the right of the Company to cause Parent and Merger Subsidiary to cause the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b)                                       By way of amplification and not limitation of the provisions of Section 8.3(f)(ii), while Parent and Merger Subsidiary may concurrently seek specific performance or other equitable relief and monetary damages under no circumstances shall Parent or Merger Subsidiary be permitted or entitled to receive both a grant of specific performance or other equitable relief to effect the consummation of the Merger and a payment of monetary damages, including the Termination Fee.  By way of amplification and not limitation of the provisions of Section 8.3(f)(i), while the Company may concurrently seek specific performance or other equitable relief and monetary damage, under no circumstances shall the Company be permitted or entitled to receive both a grant of a specific performance or other equitable relief to effect the consummation of the Merger and payment of monetary damages including the Parent Termination Fee. Subject only to the possible entitlement to specific performance as set forth in this Section 9.11 or as permitted pursuant to Section 8.3(f), in no event shall any Parent Related Party have any liability under or in respect of this Agreement, the Guarantee, the Equity Commitment Letter or in respect of any oral representations made or alleged to be made in connection herewith or therewith or in respect of the transactions contemplated hereby or thereby in excess of an aggregate amount equal to the Parent Termination Fee and the maximum amount of Expenses for which Parent may be liable pursuant to Section 8.3(d)(ii).

(c)                                        For the avoidance of doubt, in no event shall Parent be entitled to specific performance of this Agreement from and after such time as Parent has (i) terminated this Agreement pursuant to Section 8.3(b) and (ii) received the Termination Fee and Expenses payable pursuant to Section 8.3(b).  For the avoidance of doubt, in no event shall the Company be entitled to specific performance of this Agreement from and after such time as the Company has terminated this Agreement pursuant to Section 8.3(d) and received the Parent Termination Fee and Expenses payable pursuant to Section 8.3(d).

(d)                                       The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and the Merger and each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party when expressly available pursuant to the terms of this Agreement, and to specifically enforce the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with such Order or injunction all in accordance with the terms of this Section 9.11.

(e)                                        Notwithstanding anything to the contrary in this Agreement (including Section 9.5(c), Section 9.7 and this Section 9.11), it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded; provided, that such right shall only be available in the event that (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied or waived at Closing, but subject to the satisfaction or waiver of those conditions at such time) shall have been satisfied or waived as of the time when the Closing would have occurred pursuant to Section 2.1 but for the failure of the Equity Financing to be funded, (ii) Parent and Merger Subsidiary fail to effect the Closing in accordance with Section 2.1 and (iii) the Company has irrevocably confirmed it will seek to effect the Closing so long as specific performance under this Section 9.11 is granted and the Equity Financing is funded.

9.12                        Limitations on Warranties.

(a)                                       Except for the representations and warranties contained in this Agreement, the Company’s Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary.  Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company’s Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

(b)                                       Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Subsidiary make no other express or implied representation or warranty to the Company.  The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

9.13                        No Waiver.

This Agreement shall not constitute a waiver of any right that Värde Partners, Inc., any of its Affiliates, VFC Partners 5 LLC or VFC Properties 5 LLC may have under any agreement, including the letter agreement, dated as of May 11, 2012, among the Company, FC Imperial Holdings, LLC, Värde Investment Partners, L.P., VFC Member LLC and the other limited liability companies party thereto, as amended by that certain letter agreement, dated as of June 6, 2012, and the letter agreement, dated as of June 6, 2012, among WHFC Holdings S.à r.l., HmcS Gesellschaft für Forderungsmanagement GmbH, Wert Investment Holdings S.à r.l., CVI GVF Luxembourg Thirteen S.à r.l. and FirstCity International Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOTSPURS HOLDINGS LLC

By:	/s/ Jason R. Spaeth
Name:	Jason R. Spaeth
Title:	President and Chief Executive Officer

HOTSPURS ACQUISITION CORPORATION

By:	/s/ Jason R. Spaeth
Name:	Jason R. Spaeth
Title:	President

FIRSTCITY FINANCIAL CORPORATION

By:	/s/ James T. Sartain
Name:	James T. Sartain
Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger

EXHIBIT A

FORM OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIRSTCITY FINANCIAL CORPORATION

FIRST.                   The name of the corporation is FIRSTCITY FINANCIAL CORPORATION (“Corporation”).

SECOND.              The address of the registered office of the Corporation in the state of Delaware is National Registered Agents, Inc.  The name of the registered agent of the Corporation in the State of Delaware at such address is 160 Greentree Drive, Suite 101, in the City of Dover, Delaware.

THIRD.                 The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.              The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share.

FIFTH.                   The Corporation is to have perpetual existence.

SIXTH.                  In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, adopt, alter, amend or repeal the By-laws of the corporation.

SEVENTH.           Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-laws of the corporation.  Elections of directors of the Corporation need not be by written ballot unless the By-laws of the corporation shall so provide.

EIGHTH.              The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH.                 (a)           A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)           The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c)           To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Expenses incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

(e)           The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which any person may be entitled, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(f)            Notwithstanding any provision in this Article to the contrary, the Corporation shall not indemnify or advance expenses to any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding if such action, suit or proceeding is based upon or arises out of or is in connection with an event, act or omission occurring prior to October 31, 1992.

(g)           The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or otherwise.